Exhibit 10.1
THIRD AMENDMENT TO CREDIT AGREEMENT
     This Third Amendment to Credit Agreement (this “Amendment”) is entered into as of December 7, 2007, among Madison Capital Funding LLC, as Agent for the Lenders, the undersigned Existing Lenders and New Lenders (collectively, the “Lenders”), and Compass Group Diversified Holdings LLC, a Delaware limited liability company (“Borrower”).
W I T N E S S E T H
     WHEREAS, Borrower, Agent and certain of the undersigned Lenders (the “Existing Lenders”) are parties to that certain Credit Agreement dated as of November 21, 2006 (as amended to date, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement); and
     WHEREAS, Borrower has requested that Agent and Lenders agree to amend the Credit Agreement in certain respects, including adding certain new Lenders (the “New Lenders”) to become parties to the Amended Credit Agreement (as defined below), subject to the terms and conditions contained herein;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
     1. Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 2 below and subject to the conditions to effectiveness set forth in Section 3 below, the Credit Agreement is hereby amended to reflect all of the terms and conditions set forth in the updated version of the Credit Agreement that is attached hereto as Exhibit A (such updated Credit Agreement shall be referred to herein as the “Amended Credit Agreement”).
     2. Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders that, both before and after giving effect to this Amendment:
     (a) The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Borrower;
     (b) No Default or Event of Default has occurred and is continuing; and
     (c) The representations and warranties of Borrower set forth in the Amended Credit Agreement are true and correct on the date hereof.
     3. Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:
     (a) Agent shall have received a fully executed copy of this Amendment, together with the other documents, agreements and instruments set forth on the Closing

Checklist attached hereto as Exhibit B and any other documents, agreements and instruments as Agent may reasonably require or request;
     (b) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel; and
     (c) no Default or Event of Default shall have occurred and be continuing or shall be caused by the transactions contemplated by this Amendment.
     4. Joinder. Each Lender (including, without limitation, each New Lender) party to this Amendment agrees that it is a Lender and is bound as a Lender under the terms of the Amended Credit Agreement, to the extent of the Commitments of such Lender set forth on Annex I of the Amended Credit Agreement. The Borrower acknowledges and agrees that each Lender shall have all of the rights and privileges as a Lender under the Amended Credit Agreement to the extent of the Commitments set forth on Annex I of the Amended Credit Agreement.
     5. Reallocation of Loans. The Lenders hereby agree to make such inter-Lender wire transfers as may be required on the date hereof to give effect to the reallocation of the “Loans” and “Commitments” provided for in the Credit Agreement as in effect prior to the date hereof (as indicated on Annex I of the Original Credit Agreement) and the Loans and Commitments provided for pursuant to the Amended Credit Agreement (as indicated on Annex I of the Amended Credit Agreement).
     6. Miscellaneous.
     (a) Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.
     (b) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
     (c) Reference to Credit Agreement. Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Credit Agreement or in any other Loan Document, or other agreements, documents or other instruments executed and delivered pursuant to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.
     (d) Costs and Expenses. Borrower acknowledges that Section 10.4 of the Credit Agreement applies to this Amendment and the transactions, agreements and documents contemplated hereunder.
[Signature Page Follows]
Signature Page to Third Amendment

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Title:

[Additional Signature Pages to Follow]

EXISTING LENDERS:

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Lender

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

GOLUB CAPITAL MASTER FUNDING LLC, as a Lender

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

ALLIED CAPITAL CORPORATION, as a Lender

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

NEWSTAR CP FUNDING LLC, as a Lender

By: NewStar Financial, Inc., its Designated Manager

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

FIFTH THIRD BANK, as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

ALLIED IRISH BANKS, P.L.C., as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

NEW LENDERS:

SUNTRUST BANK, as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

THE PRIVATEBANK AND TRUST COMPANY, as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

CITIBANK, N.A., as a Lender

By:

By:

Title:

[Additional Signature Pages to Follow]
Signature Page to Third Amendment

GOLDENTREE CAPITAL OPPORTUNITIES, L.P., as a Lender

By: GoldenTree Asset Management, LP

By:

Title:

GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING,, as a Lender

By: GoldenTree Asset Management, LP

By:

Title:

Signature Page to Third Amendment

EXHIBIT A
Amended Credit Agreement
See attached.

EXHIBIT B
Closing Checklist
See attached.

CREDIT AGREEMENT
dated as of November 21, 2006
among
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
AC FINANCE LLC,
designated as Syndication Agent,
and
MADISON CAPITAL FUNDING LLC,
as Agent*

*This version of the Credit Agreement reflects modifications agreed to by the parties hereto pursuant to that certain Third Amendment to Credit Agreement dated December 7, 2007, to which this document is attached.

-i-

-ii-

-iii-

-iv-

-v-

Annexes
Annex I	Commitments and Pro Rata Shares
Annex II	Addresses
Annex III	Conditions Precedent to Permitted Eligible Acquisition
Annex IV	Conditions Precedent to Permitted Ineligible Acquisition

Exhibits
Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Availability Certificate
Exhibit D	Form of Note
Exhibit E	Form of Borrowing Notice
Exhibit F	Form of Conversion/Continuation Notice
Exhibit G	Form of Excess Cash Flow Certificate

Schedules
Schedule 1.1	Approved Professionals
Schedule 1.2	Existing US Bank Letters of Credit
Schedule 4.1.3	Prior Debt
Schedule 5.6	Litigation
Schedule 5.8	Capitalization
Schedule 5.15	Environmental Matters
Schedule 5.20	Labor Matters
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.8	Affiliate Transactions
Schedule 7.11	Existing Investments
Schedule 7.15	Bank Accounts

CREDIT AGREEMENT
     Credit Agreement dated as of November 21, 2006 (as amended, restated or otherwise modified from time to time, this “Agreement”) among Compass Group Diversified Holdings LLC, a Delaware limited liability company (“Borrower”), the financial institutions party hereto from time to time (“Lenders”), and Madison Capital Funding LLC (in its individual capacity, “Madison”), as Agent for all Lenders.
     In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
     Section 1.  Definitions; Interpretation.
          1.1.  Definitions.
     When used herein the following terms shall have the following meanings:
     Acceleration Event means the occurrence of any of the following: (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination or suspension of the Revolving Loan Commitments pursuant to Section 8.2; or (iii) any other Event of Default under Section 8.1 and the election by (x) the Required Revolving Lenders to declare the Revolver Debt to be due and payable or to terminate the Revolving Loan Commitments pursuant to Section 8.2 or (y) the Required Term Lenders to declare the Term Debt to be due and payable.
     Account has the meaning set forth in the Collateral Agreement.
     Account Debtor means any Person who is obligated to Borrower or any Subsidiary with respect to any Account.
     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
     Acquisition Subsidiary has the meaning set forth in Section 7.16.
     Advanced Circuits means Compass AC Holdings, Inc., a Delaware corporation.
     Adjusted Working Capital means the remainder of (a) the consolidated current assets of Borrower and the Subsidiaries minus, in each case to the extent included in such consolidated current assets, (i) the amount of cash and cash equivalents and (ii) assets from discontinued operations, minus (b) the consolidated current liabilities of Borrower and the Subsidiaries minus, in each case to the extent included in such consolidated current liabilities, (i) the amount of consolidated short-term Debt (including current maturities of long-term Debt), (ii) obligations in respect of discontinued operations and (iii) obligations under the Supplemental Put Agreement.
     Aeroglide means Aeroglide Holdings, Inc., a Delaware corporation.

     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) with respect to any Person other than a Lender, any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, that the provisions of this sentence shall not apply to CGI and its Subsidiaries unless and until CGI or any of its Subsidiaries possesses, directly or indirectly, the power to vote 50% or more of the voting securities (on a fully diluted basis) of the Trust or Borrower. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of Borrower, the Trust or any Subsidiary.
     Agent means Madison in its capacity as agent for all Lenders hereunder and any successor thereto in such capacity.
     Agreement has the meaning set forth in the Preamble.
     Allocation Interests has the meaning assigned to such term in the Borrower LLC Agreement.
     Allocation Member has the meaning assigned to such term in the Borrower LLC Agreement.
     Allocation Member Distributions means distributions payable to the Allocation Member pursuant to and in accordance with the provisions of Section 5.2 of the Borrower LLC Agreement upon either (i) a Disposition of a Subsidiary that is permitted by Section 7.5(b) of this Agreement or (ii) with respect to each Subsidiary, the election by the Allocation Member on or after the date that is five (5) years after the date on which Borrower acquired a controlling interest in such Subsidiary and at a time when no Event of Default has occurred and is continuing to receive a distribution in respect thereof and, to the extent incremental federal and state income taxes of the Allocation Member then due and owing in respect of such distributions and other allocations of Borrower’s income pursuant to the Borrower LLC Agreement exceed such distributions, the amount of such excess.
     American Furniture means AFM Holding Corporation, a Delaware corporation.
     Anodyne means Anodyne Medical Device, Inc., a Delaware corporation.
     Applicable Margin means the following:
     With respect to the Term Loan, the Applicable Margin shall mean (i) 3.00%, in the case of the portion of the Term Loan comprised of Base Rate Loans and (ii) 4.00%, in the case of the portion of the Term Loan comprised of LIBOR Loans.
     With respect to the Revolving Loans, the Applicable Margin shall mean the applicable rate per annum corresponding to the applicable Total Debt to EBITDA Ratio, as set forth in the following table:

Total Debt to EBITDA Ratio	Revolving Loans
	Base Rate	LIBOR Rate
> 2.75	2.50%	3.50%

> 1.75, but ≤ 2.75	2.00%	3.00%

≤ 1.75	1.50%	2.50%

     The Applicable Margin in respect of the Revolving Loans shall be adjusted quarterly, to the extent applicable, on the date financial statements are required to be delivered pursuant to Section 6.1.2 (or, in the case of the last Fiscal Quarter of each Fiscal Year, Section 6.1.1) after the end of each related Fiscal Quarter based on the Total Debt to EBITDA Ratio as of the last day of such Fiscal Quarter. Notwithstanding the foregoing, (a) if Borrower fails to deliver the financial statements required by Section 6.1.1 or 6.1.2, as applicable, and the related Compliance Certificate required by Section 6.1.3, by the respective date required thereunder after the end of any related Fiscal Quarter, the Applicable Margin in respect of the Revolving Loans shall be the rates corresponding to the highest tier in the foregoing table until such financial statements and Compliance Certificate are delivered, and (b) no reduction to the Applicable Margin in respect of the Revolving Loans shall become effective at any time when an Event of Default has occurred and is continuing.
     If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Agent determines (or Borrower determines with the reasonable concurrence of Agent) that (a) the Total Debt to EBITDA Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Total Debt to EBITDA Ratio would have resulted in different pricing for any period, then if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher or lower pricing for such period, then, in the case of higher pricing, Borrower shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and , in the case of lower pricing, Borrower shall be credited toward future payments owing hereunder an amount equal to the amount of interest and fees actually paid for such period over the amount of interest and fees that should have been paid for such period.
     With respect to the Commitment Fee, the Applicable Margin shall mean the applicable rate per annum corresponding to the average Revolving Outstandings for the Fiscal Quarter most recently completed, as set forth in the following table:

Average Revolving Outstandings	Commitment Fee
≤ 33.3% of the Revolving Loan Commitments	1.25%

> 33.3% of the Revolving Loan Commitments, but ≤ 66.6% of the Revolving Loan Commitments	1.00%

> 66.6% of the Revolving Loan Commitments	0.75%

     The Applicable Margin in respect of the Commitment Fee shall be adjusted quarterly, to the extent applicable, on the same dates that adjustments are made in respect of the Applicable Margin for Revolving Loans pursuant to the provisions above. Notwithstanding the foregoing, no reduction to the Applicable Margin in respect of the Commitment Fee shall become effective at any time when an Event of Default has occurred and is continuing.

     Approval Fee means, with respect to any New Portfolio Company, a fee payable by Borrower to Agent, for the ratable benefit of the Revolving Lenders that have timely approved of the reclassification of such New Portfolio Company as an Existing Portfolio Company in accordance with their Pro Rata Shares, upon the reclassification of such New Portfolio Company as an Existing Portfolio Company in an amount equal to one-quarter of one percent (0.25%) of the product of (i) the New Portfolio Company EBITDA of such New Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such New Portfolio Company have been delivered to Agent in accordance with the terms of this Agreement times (ii) 2.5.
     Approved Fund means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.
     Approved Professional means any Person identified on Schedule 1.1 or otherwise approved by Agent in writing.
     Assignment Agreement means an agreement substantially in the form of Exhibit A.
     Availability means (a) with respect to an Existing Portfolio Company, the least of (i) the product of (x) the Existing Portfolio Company EBITDA of such Existing Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Existing Portfolio Company have been most recently delivered to Agent in accordance with the terms of this Agreement times (y) 2.5; (ii) the sum of (x) the principal balance of the Qualified Intercompany Debt owing by such Existing Portfolio Company to Borrower plus (y) the product of (I) 2.5 minus a fraction, the numerator of which shall be the principal balance of the Qualified Intercompany Debt owing by such Existing Portfolio Company to Borrower and the denominator of which shall be the Existing Portfolio Company EBITDA of such Existing Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Existing Portfolio Company have been most recently delivered to Agent in accordance with the terms of this Agreement times (II) the amount of Compass-Owned EBITDA with respect to such Existing Portfolio Company; and (iii) for any Existing Portfolio Company that is a Disqualified Portfolio Company, zero; and (b) with respect to any New Portfolio Company, the least of (i) the product of (x) the New Portfolio Company EBITDA of such New Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such New Portfolio Company have been most recently delivered to Agent in accordance with the terms of this Agreement times (y) 1.5; (ii) the sum of (x) the principal balance of the Qualified Intercompany Debt owing by such New Portfolio Company to Borrower plus (y) the product of (I) 1.5 minus a fraction, the numerator of which shall be the principal balance of the Qualified Intercompany Debt owing by such New Portfolio Company to Borrower and the denominator of which shall be the New Portfolio Company EBITDA of such New Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such New Portfolio Company have been most recently delivered to Agent in accordance with the terms of this Agreement times (II) the amount of Compass-Owned EBITDA with respect to such New Portfolio Company; and (iii) for any New Portfolio Company that is a Disqualified Portfolio Company, zero. It is agreed and understood that the Availability Amount for any Portfolio Company shall in no event be less than zero.
     Availability Certificate means a certificate substantially in the form of Exhibit C.
     Base Rate means, for any day, the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select) and (b) the sum of the Federal Funds Rate plus 0.5%. Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.
     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
     Borrower has the meaning set forth in the Preamble.
     Borrower Expenses means all cash expenses of Borrower, and all cash expenses of the Trust reimbursed or otherwise funded by Borrower, in each case excluding fees paid to Manager and permitted hereunder.
     Borrower LLC Agreement means that certain Second Amended and Restated Operating Agreement of Borrower dated as of January 9, 2007, as in effect on the date hereof or as modified in compliance with the provisions hereof.
     Borrowing Availability means, as of any date of determination, an amount equal to the lesser of (a) the Revolving Loan Commitments and (b) the result of (i) Combined Eligible Availability minus (ii) Total Debt (excluding Revolving Outstandings and the Term Loan).
     Borrowing Notice means a notice in substantially the form of Exhibit E.
     Business Day means any day on which commercial banks are open for commercial banking business in Chicago, Illinois and New York, New York, and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
     Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Trust, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are reinvested in accordance with this Agreement and (ii) expenditures made to fund the purchase price for assets acquired in a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition.
     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Agent.
     CBS means CBS Personnel Holdings, Inc., a Delaware corporation.
     CGI means Compass Group Investments, Inc., a Bahamian international business company.
     Clause I Excess Proceeds has the meaning set forth in Section 2.10.2(b).
     Clause II Excess Proceeds has the meaning set forth in Section 2.10.2(b).
     Clause I Revolver Application Date has the meaning set forth in Section 2.10.2(b).
     Clause II Revolver Application Date has the meaning set forth in Section 2.10.2(b).
     Closing Date means November 21, 2006.
     Collateral has the meaning set forth in the Collateral Agreement.
     Collateral Agreement means the Collateral Agreement dated as of the Closing Date by Borrower in favor of Agent and Lenders, as amended, restated or otherwise modified from time to time.
     Collateral Assignment means each agreement in form and substance reasonably satisfactory to Agent between Borrower and Agent pursuant to which Borrower has collaterally assigned to Agent to secure the Obligations its rights under Existing Portfolio Company Acquisition Documents, New Portfolio Company Acquisition Documents, acquisition documents with respect to an Acquisition of an Outside Company, or Intercompany Debt Documents (as applicable).
     Collateral Documents means, collectively, the Collateral Agreement, each Mortgage, each Collateral Assignment, the Management Fee Subordination Agreement, and each other agreement or instrument pursuant to or in connection with which Borrower, the Trust or any other Person grants a security interest in any Collateral to Agent for the benefit of Lenders, each as amended, restated or otherwise modified from time to time.
     Combined Eligible Availability means, at any time, the lesser of (i) the sum of (x) the combined total of the Availability for each Existing Portfolio Company at such time plus (y) the combined total of the Availability for each New Portfolio Company at such time and (ii) the aggregate principal balance of the Qualified Intercompany Debt then outstanding; provided, that if the aggregate amount of the Combined Eligible Availability attributable to any one Portfolio Company, or any group of Portfolio Companies operating in the same business industry, exceeds 35%, then any such excess amounts shall be excluded from the amount of Combined Eligible Availability.
     Commitment means as to any Lender, such Lender’s Pro Rata Revolving Share of the Revolving Loan Commitment and such Lender’s Pro Rata Share of the Term Loan Commitment.
     Commitment Fee means the fee payable by Borrower to Lenders pursuant to Section 2.8.1.

7

     Compass-Owned EBITDA means, with respect to any Portfolio Company, the product of (i) the Existing Portfolio Company EBITDA or New Portfolio Company EBITDA (as applicable) of such Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Portfolio Company have been most recently delivered to Agent in accordance with the terms of this Agreement times (ii) the percentage of the equity interests in such Portfolio Company that are directly or indirectly owned and controlled by Borrower (on a fully-diluted basis).
     Compliance Certificate means a certificate substantially in the form of Exhibit B.
     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter (commencing with the Four Fiscal Quarters ending on or about (i) December 31, 2007, in the case of Section 7.14.3 and (ii) March 31, 2008, in the case of all other financial covenants); provided, that solely for purposes of calculating the Interest Coverage Ratio under Section 7.14.2 and the Fixed Charge Coverage Ratio under Section 7.14.1, the Computation Period for the Fiscal Quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 shall be the period commencing on January 1, 2008 and ending on the last day of such Fiscal Quarter.
     Consolidated EBITDA means the remainder of (i) sum of (x) the combined total of the Existing Portfolio Company EBITDA for each Existing Portfolio Company plus (y) the combined total of the New Portfolio Company EBITDA for each New Portfolio Company, minus (ii) Minority Net Income.
     Consolidated Net Income means, with respect to any Person for any period, the consolidated net income (or loss) of such Person for such period, excluding any gains or non-cash losses from Dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations.
     Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.
     Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.
     Conversion/Continuation Notice means a notice in substantially the form of Exhibit F.
     Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person (including the Letters of Credit, but excluding the SES Letter of Credit to the extent that it is covered by an indemnity obligation from Allied Capital Corporation), (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all non-compete payment obligations and earn-out and similar obligations, (j) all indebtedness of any partnership of which such Person is a general partner and (k) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.
     Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.
     Disposition means, as to any asset or right of Borrower or any of the Subsidiaries, (a) any sale, lease, assignment or other transfer by a Portfolio Company (other than (1) among entities that are within the same Portfolio Company or within the same Outside Company and (2) any sale, lease, assignment or other transfer involving substantially all of the assets or equity interests of a Portfolio Company or Outside Company), (b) any sale, lease assignment or other transfer by Borrower or, without duplication, any sale, lease, assignment or other transfer involving substantially all of the assets or equity interests of a Portfolio Company or Outside Company, (c) any loss, destruction or damage thereof or (d) any condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed (x) with respect to a Portfolio Company or with respect to an Outside Company, the amount (exclusive of amounts received in connection with transfers described in (ii) below) that is equal to 15% of the net book value of the tangible assets of such Portfolio Company or Outside Company (as applicable) as of the last day of the most recently ended fiscal year of such Portfolio Company or Outside Company (as applicable), and (y) with respect to Borrower, $50,000, and (ii) the sale or other transfer of Inventory in the ordinary course of business.
     Disqualified Portfolio Company means, as of any date, a Portfolio Company (a) that is not Solvent, (b) in respect of which an Insolvency Event has occurred or (c) that is in payment default under an Intercompany Debt Document where such payment has continued unremedied for a period of at least 90 days.
     Dollar and $ mean lawful money of the United States of America.
     Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.
     Enforcement Action means (a) any action by Agent or a Lender to enforce any Lien in respect of any Collateral, including any foreclosure proceeding, any public or private sale, or any other Disposition pursuant to Article 9 of the Uniform Commercial Code as in effect from time to time in the State of Illinois, (b) the exercise of any other right or remedy provided to Agent or a Lender under the Loan Documents or applicable law with respect to the Collateral, including the taking of control, retention or possession of, or the exercise of any right of set-off with respect to the Collateral, (c) any action by Agent or a Lender to retain or cause Borrower or any Subsidiary to retain a broker or investment banker, to prepare for and consummate the sale of any material portion of Collateral, so long as such actions are diligently pursued in good faith, (d) the Disposition of Collateral by Borrower or any Subsidiary after the occurrence and during the continuation of an Event of Default, with the consent of Agent, (e) the commencement by Agent or any Lender of any legal proceedings or actions against or with respect to Borrower or any Subsidiary or any of Borrower’s or any Subsidiary’s property or assets or any Collateral to facilitate any of the actions described in clause (a), or (f) the commencement of, or the joinder with any creditor in commencing, any Insolvency Event against Borrower or any Subsidiary or the Collateral.

     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging liability or responsibility for a material violation of any Environmental Law, or for release or injury to the environment or any Person or property.
     Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     Event of Default means any of the events described in Section 8.1.
     Excess Cash Flow means, for any period, the remainder of (a) the sum of (i) Consolidated            EBITDA for such period, plus (ii) any net decrease in Adjusted Working Capital during such period, minus (b) the sum, without duplication, of ( i) scheduled repayments of principal of Term Loans and other Debt of Borrower and the Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such period, in each case excluding any repayments made in respect of Intercompany Debt, plus (ii) voluntary prepayments of the Term Loans pursuant to Section 2.10.1 during such period, plus (iii) cash payments (not financed with the proceeds of Debt other than Revolving Loans) made in such period with respect to Capital Expenditures, plus (iv) all federal, state, local and foreign income taxes paid in cash by Borrower and the Subsidiaries, or paid in cash by Trust with the proceeds of the tax distributions by Borrower permitted under Section 7.4, during such period, plus (v) all Interest Expense in respect of Debt permitted in accordance with Section 7.1 paid in cash by Borrower and the Subsidiaries during such period, (vi) Management Fees paid in cash during such period to the extent permitted under Section 7.4 and added back in the calculation of Consolidated EBITDA, plus (vii) any net increase in Adjusted Working Capital during such period.
     Excess Cash Flow Certificate means a certificate substantially in the form of Exhibit G.
     Exchange Act means the Securities Exchange Act of 1934, as amended.
     Existing Portfolio Companies means (i) Advanced Circuits, together with its Wholly-Owned Subsidiaries as of the Closing Date, (ii) Aeroglide, together with its Wholly-Owned Subsidiaries as of the Third Amendment Date, (iii) American Furniture, together with its Wholly-Owned Subsidiaries as of the Third Amendment Date, (iv) Anodyne, together with its Wholly-Owned Subsidiaries as of the Third Amendment Date, (v) CBS, together with its Wholly-Owned Subsidiaries as of the Closing Date, (vi) Halo, together with its Wholly-Owned Subsidiaries as of the Third Amendment Date, (vii) Silvue, together with its Wholly-Owned Subsidiaries as of the Closing Date, and (viii) any New Portfolio Company, together with its Wholly-Owned Subsidiaries, with respect to which a reclassification as an Existing Portfolio Company has been approved by Required Lenders in their sole discretion (it being agreed and understood that Lenders shall make reasonable efforts to indicate their response within 15 days of receiving a request for a reclassification of a New Portfolio Company as an Existing Portfolio Company) and an Approval Fee for such New Portfolio Company has been paid, in each case to the extent that any such company remains a Subsidiary of Borrower.
     Existing Portfolio Company Acquisition Documents means the primary acquisition documents governing the acquisition of any of the Existing Portfolio Companies.

     Existing Portfolio Company EBITDA means, for any Existing Portfolio Company for any period, Consolidated Net Income of such Existing Portfolio Company plus, to the extent deducted in determining such Consolidated Net Income (and without duplication), (i) the consolidated interest expense of such Existing Portfolio Company (including all imputed interest on Capital Leases), (ii) income tax expense of such Existing Portfolio Company, (iii) depreciation and amortization of such Existing Portfolio Company, (iv) Management Fees paid that are permitted under Section 7.4 and satisfied by or otherwise allocable to such Existing Portfolio Company, (v) non-cash charges incurred to reflect any in-process research and development acquired by Borrower at the time of its acquisition of such Existing Portfolio Company, (vi) expense in respect of any forgiveness of non-cash loans to management of such Existing Portfolio Company, and (vii) other non-cash expenses (or less gains or income) deducted in the determination of such Consolidated Net Income and for which no cash outlay (or cash receipt) is foreseeable prior to the Termination Date; provided, that (x) with respect to an Existing Portfolio Company that was previously a New Portfolio Company, for periods prior to the acquisition of such Existing Portfolio Company pursuant to a Permitted Eligible Acquisition, the amount of such Existing Portfolio Company EBITDA shall be equal to the Pro Forma EBITDA of such Existing Portfolio Company for such period, (y) notwithstanding anything to the contrary contained herein, no Pro Forma EBITDA of Tasco shall be included in Halo’s Existing Portfolio Company EBITDA and Tasco’s Existing Portfolio Company EBITDA shall be limited to periods after the consummation of the acquisition of Tasco by Halo; and (z) notwithstanding anything to the contrary contained herein, for each of the calendar months preceding the Closing Date set forth below, the Existing Portfolio Company EBITDA for each Existing Portfolio Company shall be deemed to be the amount set forth below opposite such month:

	January 2007	February 2007	March 2007	April 2007
Anodyne	$452,000	$229,000	$899,000	$396,000
Advanced Circuits	$1,658,000	$1,777,000	$1,975,000	$1,712,000
Aeroglide	$1,296,000	$729,000	$1,135,000	$972,000
American Furniture	$2,088,000	$2,029,000	$2,327,000	$1,390,000
CBS	$904,000	$682,000	$2,722,000	$1,693,000
Halo	($247,000)	$423,000	($222,000)	($147,000)
Silvue	$556,000	$715,000	$552,000	$630,000

	May 2007	June 2007	July 2007	August 2007	September 2007
Anodyne	$237,000	$346,000	$612,000	$735,000	$392,000
Advanced Circuits	$1,890,000	$1,915,000	$1,797,000	$1,936,000	$1,889,000
Aeroglide	$804,000	$957,000	$415,000	$595,000	$460,000
American Furniture	$1,261,000	$979,000	$870,000	$1,032,000	$1,160,000
CBS	$1,638,000	$2,500,000	$1,495,000	$2,174,000	$3,599,000
Halo	$587,000	$883,000	$106,000	$1,166,000	$1,447,000
Silvue	$598,000	$603,000	$622,000	$555,000	$687,000
     Existing US Bank Letters of Credit means the letters of credit that are specified on the Schedule 1.2 attached hereto.
     Federal Funds Rate means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.
     Fee and Syndication Letter means, that certain fee and syndication letter dated as of even date herewith by Agent and acknowledged by Borrower, as amended, restated or otherwise modified from time to time.
     Fiscal Quarter means a fiscal quarter of a Fiscal Year.
     Fiscal Year means the fiscal year of Borrower, which period shall be the 12-month period ending on December 31 of each year.
     Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the remainder for such period of (i) Consolidated EBITDA minus (ii) the sum of all income taxes, and tax distributions described in Section 7.4, paid or payable in cash by Borrower and the Subsidiaries, minus (iii) all Capital Expenditures minus (iv) the aggregate amount of Management Fees paid in cash by Borrower and/or the Portfolio Companies pursuant to the Management Fee Documents minus (v) Borrower Expenses to (b) the sum for such period of (i) Interest Expense accrued for such Computation Period and paid or payable in cash at anytime (excluding in all instances any interest paid in kind), plus (ii) required payments of principal of Debt (excluding the Revolving Loans and excluding required payments of principal in respect of Qualified Intercompany Debt).
     Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
     GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     Halo means Halo Holding Corporation, a Delaware corporation.
     Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.
     Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
     Increase Request has the meaning set forth in Section 2.1.3.
     Insolvency Event means, in respect of any Portfolio Company, such Portfolio Company becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or such Portfolio Company applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Portfolio Company or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Portfolio Company or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of such Portfolio Company, and if such case or proceeding is not commenced by such Portfolio Company, it is consented to or acquiesced in by such Portfolio Company, or remains for 60 days undismissed; or such Portfolio Company takes any action to authorize, or in furtherance of, any of the foregoing.
     Intercompany Debt means any Debt owing by a Portfolio Company or an Outside Company to Borrower.
     Intercompany Debt Document means any agreement that governs, guarantees or secures any Intercompany Debt.
     Interest Coverage Ratio means, for any Computation Period, the ratio of (a) the remainder of (i) Consolidated EBITDA for such Computation Period minus (ii) the aggregate amount of Management Fees paid in cash by Borrower and/or the Portfolio Companies pursuant to the Management Fee Documents minus (iii) Borrower Expenses to (b) Interest Expense accrued for such Computation Period and paid or payable in cash at anytime by Borrower and the Subsidiaries (excluding in all instances any interest paid in kind).

     Interest Expense means, for any period, the consolidated interest expense (net of interest income of Borrower) of the Trust, Borrower and the Subsidiaries for such period (including all imputed interest on Capital Leases, but excluding interest expense of the Portfolio Companies in respect of Qualified Intercompany Debt).
     Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) Borrower may not select an Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date and (d) Borrower may not select any Interest Period for the Term Loan if, after giving effect to such selection, the aggregate principal amount of the portion of the Term Loan having Interest Periods ending after any date on which an installment of the Term Loan is scheduled to be repaid would exceed the aggregate principal amount of the Term Loan scheduled to be outstanding after giving effect to such repayment.
     Inventory has the meaning set forth in the Collateral Agreement.
     Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.
     Investment Affiliate means, with respect to Manager, any fund or investment vehicle that (a) is organized by Manager for the purpose of making equity or debt investments in one or more companies and (b) is controlled by Manager. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.
     IRC means the Internal Revenue Code of 1986, as amended.
     Issuing Lender means Madison, or such other financial institution approved by Agent and specified to Borrower by Agent.
     Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, (b) the reasonable allocable cost of internal legal services of such Person and all reasonable disbursements of such internal counsel and (c) all court costs and similar legal expenses.
     Lenders has the meaning set forth in the Preamble.
     Letter of Credit has the meaning set forth in Section 2.3.1.
     Letter of Credit Fee means the fee payable by Borrower to Lenders pursuant to Section 2.8.2.
     LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

     LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan that appears on Telerate Page 3750 at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Agent) two Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein).
     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
     Loan Documents means this Agreement, the Notes, the Letters of Credit, the Collateral Documents, the Fee and Syndication Letter, and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time.
     Loans means the Revolving Loans and the Term Loan.
     Madison has the meaning set forth in the Preamble.
     Management Fee Agreement means that certain Management Services Agreement, dated as of May 16, 2006, by and between Borrower and Manager, as amended on November 8, 2006 and as may from time to time hereafter be amended as permitted hereby.
     Management Fee Documents means collectively, the Management Fee Agreement and each management services agreement entered into between a Portfolio Company and the Manager or an Affiliate of the Manager having terms whereby payments made under such management services agreement by such Portfolio Company reduce on a dollar-for-dollar basis the total payment obligations of Borrower under the Management Fee Agreement.
     Management Fee Subordination Agreement means an agreement satisfactory to Agent in form and substance among Agent and the parties to the Management Fee Documents that subordinates the obligations of the Borrower under the Management Fee Documents to the Obligations upon the occurrence and continuation of an Acceleration Event and the commencement of an exercise of remedies against any portion of the Collateral by Agent.
     Management Fees means all fees paid to Manager pursuant to the Management Fee Documents.
     Manager means Compass Group Management LLC, a Delaware limited liability company.
     Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.
     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of (i) Borrower or (ii) a Portfolio Company, (b) a material impairment of the ability of Borrower to perform any of its Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the

     Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.
     Minority Net Income means, for any period, (x) with respect to any Portfolio Company, the product of (i) the Consolidated Net Income of such Portfolio Company for such period times (ii) the percentage of the equity interests in such Portfolio Company that are not directly or indirectly owned and controlled by Borrower and (y) with respect to the Portfolio Companies collectively, the combined Minority Net Income for each Portfolio Company for such period.
     Mortgage means each mortgage, deed of trust, leasehold mortgage or similar instrument, if any, granting Agent a Lien on a real property interest of Borrower, as amended, restated or otherwise modified from time to time.
     Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.
     Net Cash Proceeds means:
     (a) with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Trust, Borrower or any Subsidiary pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including, without duplication, sales commissions and legal, accounting and investment banking fees, commissions and expenses, any Transaction Services Fee required to be paid to Manager as a result of such Disposition and permitted under Section 7.4, and any Allocation Member Distributions payable to the Allocation Member as a result of such Disposition), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to Borrower or the applicable Subsidiary), (iii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien prior to (1) the Lien of Agent, in the case of assets of Borrower, or (2) the Lien of Borrower pursuant to Qualified Intercompany Debt Documents, in the case of assets of a Subsidiary, on the asset subject to such Disposition, (v) in the case of a Disposition by a Subsidiary at a time when the balance of the Intercompany Debt owed by such Subsidiary is zero, the portion of such proceeds paid to equityholders of such Subsidiary other than Borrower or another Subsidiary as a pro rata distribution at time of the distribution of the proceeds of such Disposition by such Subsidiary to its equityholders, (vi) in the case of a Disposition by an Outside Company, the portion of such proceeds paid in satisfaction of Outside Debt owing by such Outside Company, and (vii) so long as no Event of Default exists, (A) with respect to any Disposition described in clause (a) of the definition thereof, all money actually applied within the 180 day period commencing on the date of such Disposition to replace such assets with assets that are useful to the business of the applicable Portfolio Company or Outside Company, and (B) with respect to any Disposition described in clause (c) or (d) of the definition thereof, all money actually applied within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking; and
     (b) with respect to any issuance of equity securities, the aggregate cash proceeds received by Borrower pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commission).

     New Portfolio Company means (i) a Target acquired after the Closing Date by Borrower as a new portfolio company pursuant to a Permitted Eligible Acquisition or (ii) a Target acquired after the Closing Date by an Existing Portfolio Company as an add-on acquisition by such Existing Portfolio Company in a Permitted Eligible Acquisition, in each case together with the Wholly-Owned Subsidiaries of such Target and to the extent that any such Target remains a Subsidiary of Borrower and has not been reclassified as an Existing Portfolio Company. For the avoidance of doubt, the New Portfolio Companies shall in all instances exclude any Outside Companies.
     New Portfolio Company Acquisition Documents means the primary acquisition documents governing the acquisition of any of the New Portfolio Companies.
     New Portfolio Company EBITDA means, for any New Portfolio Company for any period, (x) with respect to periods after the acquisition of such New Portfolio Company pursuant to a Permitted Eligible Acquisition, Consolidated Net Income of such New Portfolio Company plus, to the extent deducted in determining such Consolidated Net Income, (i) the consolidated interest expense of such New Portfolio Company (including all imputed interest on Capital Leases), (ii) income tax expense of such New Portfolio Company, (iii) depreciation and amortization of such New Portfolio Company, (iv) Management Fees paid that are permitted under Section 7.4 and satisfied by or otherwise allocable to such New Portfolio Company, (v) non-cash charges incurred to reflect any in-process research and development acquired by Borrower at the time of its acquisition of such New Portfolio Company, (vi) expense in respect of any forgiveness of non-cash loans to management of such New Portfolio Company, and (vii) other non-cash expenses (or less gains or income) deducted in the determination of such Consolidated Net Income and for which no cash outlay (or cash receipt) is foreseeable prior to the Termination Date; and (y) with respect to periods prior to the acquisition of such New Portfolio Company pursuant to a Permitted Eligible Acquisition, Pro Forma EBITDA for such New Portfolio Company.
     Note means a promissory note substantially in the form of Exhibit D, as the same may be amended, restated or otherwise modified from time to time.
     Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Borrower under this Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith and all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. It is agreed and understood that the Obligations shall include any reimbursement obligations of any Person that are owing to Issuing Lender in respect of the Existing US Bank Letters of Credit.
     Outside Company means a Subsidiary of Borrower (and not of any Portfolio Company) acquired pursuant to a Permitted Ineligible Acquisition, together with any Subsidiaries of such Subsidiary and any Acquisition Subsidiary formed to consummate such Permitted Ineligible Acquisition.
     Outside Debt means (i) Indebtedness that does not constitute Qualified Intercompany Indebtedness and is incurred or assumed by an Outside Company in connection with the Acquisition of such Outside Company pursuant to a Permitted Ineligible Acquisition and (ii) any Indebtedness incurred by an Outside Company subsequent to the Acquisition of such Outside Company pursuant to a Permitted Ineligible Acquisition.
     Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (ii) Hedging Obligations that, at the time of determination, are allowed by the Person that such Hedging Obligations are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing the Hedging Obligations), (b) the termination or expiration of all of the Revolving Loan Commitments and (c) in connection with the termination or expiration of the Revolving Loan Commitments, either (i) the cancellation and return to Agent of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit (in an amount equal to 105% of the Stated Amount of such Letters of Credit) in a manner reasonably acceptable to Agent.
     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     Permitted Eligible Acquisition means any Acquisition by (i) an Acquisition Subsidiary of Borrower of all or substantially all of the assets of a Person as a New Portfolio Company of Borrower, or of all or substantially all of any business or division of a Person as a New Portfolio Company of Borrower, (ii) Borrower of no less than a voting majority of the capital stock, partnership interests, membership interests or equity of any Person as a New Portfolio Company of Borrower, (iii) a Portfolio Company (or an Acquisition Subsidiary of such Portfolio Company) of all or substantially all of the assets of a Person as an add-on acquisition for such Portfolio Company, or of all or substantially all of any business or division of a Person as an add-on acquisition for such Portfolio Company or (iv) a Portfolio Company of no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person as an add-on acquisition for such Portfolio Company, in each case to the extent that each of the conditions precedent set forth in Annex III shall have been satisfied; provided, however, that if such Acquisition is otherwise a Permitted Eligible Acquisition under clauses (iii) or (iv) hereof and the aggregate consideration to be paid in such Acquisition is $10,000,000 or less, then the conditions set forth in clauses (1), (4), (8) and (10) of Annex III shall not be required to be satisfied and the condition set forth in clause (12) of Annex III shall not be required to be satisfied until thirty (30) days after giving effect to such Acquisition; and provided, further, that in the case of any such Acquisition, (x) the Target shall be assigned the same multiple for purposes of Availability as the Portfolio Company consummating such Acquisition and (y) there shall be no Pro Forma EBITDA of the Target included in the Existing Portfolio Company EBITDA (or New Portfolio Company EBITDA, as applicable) of the Portfolio Company consummating such Acquisition, with Existing Portfolio Company EBITDA (or New Portfolio Company EBITDA, as applicable) for the Target being acquired to be limited to periods after the consummation of such Acquisition. It is agreed and understood that the SES Add-On Acquisition shall be considered a Permitted Eligible Acquisition.
     Permitted Ineligible Acquisition means any Acquisition that is funded in whole or in part by Outside Debt incurred only after Required Lenders have refused to allow for the treatment of the applicable Target in such Acquisition as an Existing Portfolio Company in accordance with the provisions hereof and where (i) an Acquisition Subsidiary of Borrower has acquired all or substantially all of the assets of a Person as an Outside Company, or of all or substantially all of any business or division of a Person as an Outside Company or (ii) Borrower has acquired no less than a voting majority of the capital stock, partnership interests, membership interests or equity of any Person as an Outside Company, in each case to the extent that each of the conditions precedent set forth in Annex IV shall have been satisfied.
     Permitted Trust Merger means a merger of the Trust with and into Borrower, with Borrower as the surviving company, which is consummated with prior written notice to Agent and in compliance with the Trust Agreement and applicable law, and otherwise on terms and conditions reasonably acceptable to Agent.
     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
     Portfolio Companies means the Existing Portfolio Companies and the New Portfolio Companies, and shall in all instances exclude any Outside Companies.
     Portfolio Company Leverage Ratio means, for any Portfolio Company as of any date of determination, the ratio of (a) all Debt (other than Debt described in clauses (h) and (i) of the definition thereof unless such Debt is reflected on the balance sheet of such Portfolio Company as a liability in accordance with GAAP) of such Portfolio Company, determined on a consolidated basis for such Portfolio Company to (B) the Existing Portfolio Company EBITDA or New Portfolio Company EBITDA (as applicable) of such Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Portfolio Company have been most recently delivered to Agent in accordance with the terms of this Agreement.
     Prior Debt means the Debt listed on Schedule 4.1.3.
     Pro Forma EBITDA means, for any Person, EBITDA for such Person as calculated in accordance with clause (x) of the definition of New Portfolio Company EBITDA for the most recent period for which financial statements are made available to Agent at the time of determination, and as adjusted by extraordinary expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, if any, in each case calculated by Borrower in accordance with the requirements of GAAP and Article XI of regulation S-X under the Exchange Act and verified by an Approved Professional.
     Pro Rata Share means, with respect to any Lender, (i) with respect to the Revolving Loan Commitment and the Revolving Loans, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which corresponds to the Revolving Loan Commitment, which percentage shall be with respect to Revolving Outstandings if the Revolving Loan Commitments have terminated, (ii) with respect to the Term Loan, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which corresponds to the Term Loan, and (iii) with respect to the Loans and Commitments collectively, the percentage obtained by dividing (a) the sum of the Revolving Loan Commitment of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Outstandings), plus such Lender’s then outstanding principal amount of the Term Loan by (b) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Outstandings) of all Lenders, plus the then outstanding principal amount of the Term Loan of all Lenders.
     Public Market means a recognized public market for trading of securities on which shares of all or substantially all of the issued and outstanding equity interests in the Trust have been distributed by means of an effective registration statement under the Securities Act of 1933, as amended.
     Purchase Notice has the meaning set forth in Section 8.3.1.
     Qualified Intercompany Debt means, without duplication, Intercompany Debt that is owing by a Portfolio Company pursuant to Qualified Intercompany Debt Documents and that has a maturity date, an interest rate, an amortization schedule for principal, mandatory prepayment provisions and interest payment dates that are reasonably acceptable to Agent (it being agreed and understood that such terms as in effect on the Closing Date under the Intercompany Debt Documents for the Existing Portfolio Companies are acceptable to Agent).
     Qualified Intercompany Debt Documents means, in respect of any Portfolio Company, (i) a reasonable and customary senior secured loan agreement (that is inclusive of reasonable and customary representations and warranties, affirmative, negative and financial covenants and events of default) between Borrower, as the sole lender, and the borrower or co-borrowers thereunder, as such Intercompany Loan Agreement may be amended from time to time in compliance with the provisions of this Agreement, (ii) guaranty documentation pursuant to which any Subsidiaries of the borrower, or co-borrowers, as applicable, under such Intercompany Loan Agreement guaranty all of obligations under such Intercompany Loan Agreement, and (iii) collateral documents pursuant to which Borrower is provided with a perfected, first-priority Lien in substantially all of the real and personal property of the borrower, or co-borrowers, as applicable, under such Intercompany Loan Agreement, and the guarantors under such guaranty documentation to secure all of the obligations under such Intercompany Loan Agreement and related Intercompany Debt Documents, including without limitation a security agreement applicable to all of the equity interests in and substantially all of the assets of such borrowers and guarantors, UCC financing statements covering all of the assets of such borrowers and guarantors that are properly filed in the respective jurisdictions of organization for such companies, real estate mortgages for any real estate of such borrowers and guarantors, control agreements with respect to the deposit accounts of such borrowers and guarantors and insurance documentation whereby Borrower has been named as loss payee in respect of all policies of property and casualty insurance of such borrowers and guarantors.
     Related Agreements means the Intercompany Debt Documents, the Management Fee Documents, the Existing Portfolio Company Acquisition Documents, the New Portfolio Company Acquisition Documents, the agreements governing payment of the Transaction Services Fees, the Borrower LLC Agreement, the Trust Agreement, the Supplemental Put Agreement, and any contracts listed on Schedule 7.8.
     Related Transactions means the transactions contemplated by the Related Agreements.
     Requested Revolver Increase has the meaning set forth in Section 2.1.3.
     Requested Term Loan Increase has the meaning set forth in Section 2.1.3.
     Required Lenders means Required Revolving Lenders plus Required Term Lenders.
     Required Revolving Lenders means Revolving Lenders having Pro Rata Shares the aggregate Dollar equivalent amount of which equals or exceeds 50.1% of the Revolving Loan Commitments (or, if the Revolving Loan Commitments have been terminated, Revolving Outstandings).
     Required Term Lenders means Term Lenders holding Pro Rata Shares of the Term Loan the aggregate Dollar equivalent amount of which equals or exceeds 50.1% of the aggregate outstanding principal balance of the Term Loan.
     Revolver Debt means any and all Obligations owing to Revolving Lenders in respect of the Revolving Loan Commitments and the Revolving Loans.
     Revolving Lender means each Lender holding a portion of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, a portion of the Revolving Outstandings).

     Revolving Loan Commitments means an aggregate amount of $325,000,000, as reduced from time to time pursuant to the terms hereof or as increased pursuant to the terms of Section 2.1.3 hereof.
     Revolving Loans has the meaning set forth in Section 2.1.1.
     Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the Stated Amount of all Letters of Credit then outstanding.
     SES Add-On Acquisition means the acquisition by Venturi Staffing Partners, Inc., a Wholly-Owned Subsidiary of CBS, of substantially all of the assets of PMC Staffing Solutions, Inc., for a purchase price not to exceed $5,000,000 pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of October 31, 2006, among Venturi Staffing Partners, Inc., PMC Staffing Solutions, Inc. and Staffing Partners Holding Company, Inc.
     SES Letter of Credit means that certain irrevocable letter of credit issued by U.S. Bank National Association in favor of Susquehanna Bank in the aggregate face amount of $950,998.
     Silvue means Silvue Technologies Group, Inc., a Delaware corporation.
     Solvent means, with respect to any Person on any date, that as of such date, (a) the fair market value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.
     Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
     Subordinated Debt means any other unsecured Debt of Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by Agent.
     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.
     Supplemental Put Agreement has the meaning assigned to such term in the Borrower LLC Agreement.
     Target means the Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.

     Tasco means Tasco Industries, Inc., a Texas corporation.
     Term Debt means any and all Obligations owing to Term Lenders in respect of the Term Loan.
     Term Lender means each Lender holding a portion of the Term Loan Commitment.
     Term Loan means the loans made pursuant to Section 2.1.2, as the same may be increased pursuant to the terms of Section 2.1.3 hereof.
     Term Loan Commitment means $150,000,000.
     Term Loan Maturity Date means December 7, 2013.
     Termination Date means December 7, 2012 or such earlier date on which the Revolving Loan Commitments terminate pursuant to Section 2.9 or 8.
     Third Amendment Date means December 7, 2007.
     Total Debt means all Debt (other than Qualified Intercompany Debt, Outside Debt and Debt described in clauses (h) and (i) of the definition thereof unless such Debt is reflected on the balance sheet of the Trust or Borrower as a liability in accordance with GAAP) of Borrower and the Subsidiaries, determined on a consolidated basis, net of all cash and cash equivalents of Borrower on deposit in an account that is subject to a tri-party agreement in favor of Agent that complies with the requirements of Section 7.15.
     Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) Consolidated EBITDA for the Computation Period ending on such day.
     Total Loan Commitment means at any date of determination, the sum of (i) the Revolving Loan Commitments at such date (or if the Revolving Loan Commitments have terminated, the Revolving Outstandings) plus (ii) the outstanding principal balance of the Term Loan at such date.
     Transaction Services Fee means a transaction fee payable by a Portfolio Company or an Outside Company to Manager (or an Affiliate of Manager) in connection with an acquisition or sale of such Portfolio Company or Outside Company that is permitted hereunder, or in connection with the consummation of an add-on acquisition by such Portfolio Company or Outside Company that is permitted hereunder.
     Trust means Compass Diversified Holdings, a Delaware statutory trust, together with any other statutory or other trust that hereafter holds Trust Interests (as defined in the Borrower LLC Agreement).
     Trust Agreement means that certain Amended and Restated Trust Agreement of the Trust dated as of April, 2006, among Borrower, as Sponsor, The Bank of New York (Delaware), as Delaware Trustee, and the other trustees named therein, as in effect as of the date hereof or as modified in compliance with the provisions hereof.
     Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

     1.1. Interpretation.
     In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrower, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent or Lenders merely because of Agent’s or Lenders’ involvement in their preparation.
     Section 2. Credit Facilities.
     2.1. Commitments.
     On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees as follows:
     2.1.1. Revolving Loan Commitments.
     Each Revolving Lender will make loans to Borrower on a revolving basis (“Revolving Loans”) from time to time and Borrower may repay such loans from time to time until the Termination Date in such Revolving Lender’s Pro Rata Share of such aggregate amounts as Borrower may request from all Lenders; provided, that after giving effect to such Revolving Loans, the Revolving Outstandings will not at any time exceed Borrowing Availability.
     2.1.2. Term Loan Commitment.
     Each Term Lender agrees to make a loan to Borrower on the Third Amendment Date in such Lender’s applicable Pro Rata Share of the Term Loan Commitment. The Commitments of Lenders to fund their Pro Rata Share of the Term Loan shall terminate concurrently with the making of the Term Loan on the Third Amendment Date. Any portion of the Term Loan repaid or prepaid by Borrower may not be reborrowed.
     2.1.3. Request for Increase of Revolving Loan Commitments/Term Loan.
     The Lenders agree that Borrower may, on any Business Day from time to time after the Third Amendment Date through the second anniversary of the Third Amendment Date and so long as no Default or Event of Default has occurred and is continuing, deliver a written notice to Agent (an “Increase Request”) requesting to (i) increase the amount of the Term Loan (a “Requested Term Loan Increase”) in an aggregate amount for all such Term Loan Increases collectively of up to $150,000,000 and (ii) increase the Revolving Loan Commitments (a “Requested Revolver Increase”) in an aggregate amount for all such increases collectively of up to $25,000,000. If Borrower delivers an Increase Request, each Revolving Lender (with respect to a Requested Revolver Increase) and each Term Lender (with respect to a Requested Term Loan Increase) shall have the option to participate in Increase Request to the extent of its Pro Rata Share thereof by delivering a written notice to the Agent and Borrower within ten Business Days of such Lender’s receipt of the Increase Request (it being agreed and understood that such Lender shall be deemed to have elected not to participate in the Increase Request if it does not respond to the Increase Request within ten Business Days of its receipt thereof). If one or more of the Lenders elect not to participate in the Increase Request, then the Lenders participating in the Increase Request may, at their option, elect to participate in such remaining portion of the Increase Request (with such remaining portion to be allocated ratably among such participating Lenders based on their respective Pro Rata Shares or as otherwise may be agreed by such participating Lenders). If there is less than full participation by existing Lenders in the Increase Request after the foregoing procedures are completed, then one or more new Lenders acceptable to Agent and Borrower may be added as parties to this Agreement pursuant to Assignment Agreements for purposes of participating in such remaining portion (with allocations among such new Lenders to be determined by Agent in consultation with Borrower). After giving effect to the procedures described in this Section 2.1.3, each Lender participating in the Increase Request shall have the then current amount of its Revolving Loan Commitment or Term Loan, as applicable, increased to the extent of its participation and, upon the request of such Lender, Borrower will execute a replacement Note for such Lender reflecting the increased amount of its Revolving Loan Commitment or Term Loan, as applicable. Borrower agrees to execute such amendments and supplements to the Collateral Documents as Agent reasonably deems necessary in connection with a Requested Revolver Increase or a Requested Term Loan Increase. No Increase Request may be given unless it relates to a Requested Revolver Increase or a Requested Term Loan Increase of at least $10,000,000 and no more than five Increase Requests in the aggregate may be delivered by Borrower pursuant to this Section 2.1.3.
     Any Requested Revolver Increase that occurs pursuant to this Section 2.1.3 shall become part of, and have all of the terms and conditions applicable to (including without limitation in respect of pricing, repayments and maturity), the Revolving Loan Commitments for all purposes hereunder and under the Collateral Documents and shall be secured by the Collateral in all respects. Any Requested Term Loan Increase that occurs pursuant to this Section 2.1.3 shall become part of, and have all of the terms and conditions applicable to (including without limitation in respect of pricing, repayments and maturity), the Term Loan for all purposes hereunder and under the Collateral Documents and shall be secured by the Collateral in all respects. It is agreed and understood that no Lender participating in a Requested Term Loan Increase shall be entitled to receive any closing fee or original issue discount that exceeds one percent (1.00%) of the amount of the Term Loan that such Lender is acquiring pursuant to such Requested Term Loan Increase.
     2.2. Loan Procedures.
     2.2.1. Loan Types.
     Each Loan shall be either a Base Rate Loan or a LIBOR Loan, as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five different Interest Periods shall exist among outstanding LIBOR Loans at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all Revolving Loans and all Interest Periods of LIBOR Loans. Notwithstanding the foregoing or any other provision of this Agreement, Borrower may not select any Interest Period for a LIBOR Loan which is longer than one month prior to the earlier of (a) 30 days after the Third Amendment Date and (b) the date that Agent notifies Borrower that it has completed its primary syndication of the Term Loan.

     2.2.2. Borrowing.
               Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Agent of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate borrowing, 11:00 a.m. Chicago time on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 a.m. Chicago time at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Agent, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, Agent shall advise each Lender with a Revolving Loan Commitment thereof in writing. Not later than 1:00 p.m. Chicago time on the date of a proposed Revolving Loan borrowing, each Lender with a Revolving Loan Commitment shall provide Agent at the office specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Share of such borrowing and, so long as Agent has not received written notice that the conditions precedent set forth in Section 4 with respect to such borrowing have not been satisfied, Agent shall pay over the funds received by Agent to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $50,000, and each LIBOR borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of at least $50,000.
     2.2.3. Conversion; Continuation.
               (a) Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Agent in accordance with clause (b) below, elect (i) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $100,000 or a higher integral multiple of $50,000) into Loans of the other type or (ii) as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $50,000) for a new Interest Period; provided, that any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.5.
               (b) Borrower shall give written or telephonic notice (followed in the case of any such telephonic notice immediately by written confirmation thereof) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 a.m. Chicago time on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 a.m. Chicago time at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case in the form of a Conversion/Continuation Notice: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
               (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
               (d) Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Borrower, of the details of any automatic conversion.

     2.3. Letters of Credit.
     2.3.1. Commitment.
               At the request of Borrower, Issuing Lender will issue from time to time before the date which is 30 days prior to the Termination Date either (at Issuing Lender’s election) (a) letters of credit and/or (b) participation agreements confirming payment to issuers (reasonably acceptable to Issuing Lender) of standby letters of credit, in each case for the account of Borrower or any Subsidiary and containing terms and conditions which are consistent with this Agreement and reasonably satisfactory to Issuing Lender (each such letter of credit or participation agreement, a “Letter of Credit”). After giving effect to each such issuance, (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $100,000,000 and (ii) Revolving Outstandings will not at any time exceed Borrowing Availability. In addition, it is agreed and understood (x) that the Existing US Bank Letters of Credit shall be considered “Letters of Credit” for all purposes hereunder and under the other Loan Documents, (y) that U.S. Bank National Association shall be the Issuing Lender respect of the Existing US Bank Letters of Credit for all purposes hereunder and under the other Loan Documents and (z) that Borrower will cause any Letters of Credit that are issued at Borrower’s request for the benefit of a Portfolio Company to also constitute a “Letter of Credit” under and as defined in the Intercompany Debt Documents between Borrower and such Portfolio Company.
     2.3.2. Application.
               Borrower shall give notice to Agent and Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least ten Business Days (or such lesser number of days as Agent and Issuing Lender shall agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit application in Issuing Lender’s form (or, as the case may be, in the form of application of the underlying letter of credit), duly executed by Borrower and in all respects satisfactory to Agent and Issuing Lender, together with such other documentation as Agent or Issuing Lender may request in support thereof, it being understood that each Letter of Credit application (or, as the case may be, form of application of underlying letter of credit) shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, and the expiration date of such Letter of Credit (which shall not be later than 30 days prior to the scheduled Termination Date). So long as Issuing Lender has not received written notice that the conditions precedent set forth in Section 4 with respect to the issuance of such Letter of Credit have not been satisfied, Issuing Lender shall issue such Letter of Credit on the requested issuance date. Issuing Lender shall promptly advise Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Letter of Credit application and the terms of this Agreement, the terms of this Agreement shall control. Issuing Lender shall deliver to Agent upon its request a list of all outstanding Letters of Credit issued by Issuing Lender, together with such information related thereto as Agent may reasonably request.
     2.3.3. Reimbursement Obligations.
               (a) Borrower hereby unconditionally and irrevocably agrees to reimburse Issuing Lender for each payment or disbursement made by Issuing Lender under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made. Issuing Lender shall promptly notify Borrower and Agent whenever any demand for payment is made under any Letter of Credit; provided, that the failure of Issuing Lender to so notify Borrower shall not affect the rights of Issuing Lender or Lenders in any manner whatsoever. Any amount not reimbursed on the date of such payment or disbursement (whether or not through the making of a Loan pursuant to Section 2.3.4) shall bear interest from the date of such payment or disbursement to the date that Issuing

Lender is reimbursed by Borrower therefor, payable on demand, at the interest rate per annum from time to time in effect for Revolving Loans which are Base Rate Loans.
               (b) Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which Borrower or any other Person may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent, Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Borrower or any other Person and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Issuing Lender (or, as applicable, the issuer of any underlying letter of credit) has determined complies on its face with the terms of the applicable Letter of Credit (or, if applicable, underlying letter of credit), even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof.
     2.3.4. Participations in Letters of Credit.
               (a) Concurrently with the issuance of each Letter of Credit, Issuing Lender shall be deemed to have sold and transferred to each other Lender with a Revolving Loan Commitment, and each other Lender with a Revolving Loan Commitment shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and Borrower’s reimbursement obligations with respect thereto. If Borrower does not pay any reimbursement obligation when due, then Borrower shall be deemed to have immediately requested that Lenders with a Revolving Loan Commitment make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligation. Agent shall promptly notify Lenders that have a Revolving Loan Commitment of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2 or 4.2, each such Lender shall make available to Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Agent to Issuing Lender for the account of Borrower in satisfaction of such reimbursement obligations.
               (b) If Issuing Lender makes any payment or disbursement under any Letter of Credit and (i) Borrower has not reimbursed Issuing Lender in full for such payment or disbursement in accordance with Section 2.3.3, (ii) a Revolving Loan may not be made pursuant to Section 2.3.4(a) or (iii) any reimbursement received by Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each other Lender with a Revolving Loan Commitment shall be irrevocably and unconditionally obligated to pay to Agent for the account of Issuing Lender its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrower under Section 2.3.3). Upon notice from Issuing Lender to Agent that it has not received any such amount, Agent shall promptly notify each such other Lender thereof. To the extent any such Lender shall not have made such amount available to Agent by 2:00 p.m. Chicago time on the Business Day on which such Lender receives notice from Agent of such payment or disbursement (it being understood that any such notice received after 12:00 noon Chicago time on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Agent for Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Agent to the date such amount is paid, at a rate per annum equal to (x) for the first 3 days after demand, the Federal Funds Rate from time to time in effect and (y) thereafter, the Base Rate from time to time in effect for Revolving Loans. Any such

Lender’s failure to make available to Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
     2.4. Commitments Several.
               The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
     2.5. Certain Conditions.
               Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Default exists.
     2.6. Loan Accounting.
     2.6.1. Recordkeeping.
               Agent, on behalf of each Lender, shall record in its records the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
     2.6.2. Notes.
               At the request of any Lender, the Loans of such Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Pro Rata Share of the Total Loan Commitment and payable in such amounts and on such dates as are set forth herein.
     2.7. Interest.
     2.7.1. Interest Rates.
               Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows: (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin corresponding to such Loan from time to time in effect; and (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin for such Loan from time to time in effect; provided, that (i) at any time an Event of Default exists, (x) if requested by Required Term Lenders, the Applicable Margin corresponding to the Term Loan shall be increased by two percentage points per annum and (y) if requested by Required Revolving Lenders, the Applicable Margin corresponding to the Revolving Loans and all Obligations other than the Term Loan shall be increased by two percentage points per annum (and, in the case of Obligations not subject to an Applicable Margin, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus the Applicable Margin plus two percentage points per annum), (ii) any such increase may thereafter be rescinded by Required Lenders, notwithstanding Section 10.1, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrower to Agent and Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
     2.7.2. Interest Payment Dates.
               Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of 3 months, on the last day of each 3-month interval of such Interest Period), upon a prepayment of such Loan in accordance with Section 2.10 and at maturity in cash. After maturity and at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on demand at the rates specified in Section 2.7.1.
     2.7.3. Setting and Notice of LIBOR Rates.
               The applicable LIBOR Rate for each Interest Period shall be determined by Agent, and notice thereof shall be given by Agent promptly to Borrower and each Lender. Each determination of the applicable LIBOR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable LIBOR Rate hereunder.
     2.7.4. Computation of Interest.
               Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.
     2.8. Fees.
     2.8.1. Commitment Fee.
               For the period from the Closing Date to the Termination Date, Borrower agrees to pay to Agent, for the account of each Revolving Lender according to such Lender’s Pro Rata Share (as adjusted from time to time), a Commitment Fee equal to the Applicable Margin for the Commitment Fee then in effect multiplied by the amount by which the Revolving Loan Commitments exceed the average daily Revolving Outstandings. The Commitment Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date for any period then ending for which the Commitment Fee shall not have previously been paid. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     2.8.2. Letter of Credit Fees.
               (a) Borrower agrees to pay to Agent, for the account of each Revolving Lender according to such Lender’s Pro Rata Share (as adjusted from time to time), a Letter of Credit Fee equal to the Applicable Margin in effect from time to time for Revolving Loans which are LIBOR Loans multiplied by the Stated Amount of each Letter of Credit. Each Letter of Credit Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance (with the date of issuance for the Existing US Bank Letters of Credit being deemed to be the date hereof) of each Letter of Credit (or the last day on which the Letter of Credit Fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated. Each Letter of Credit Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
               (b) In addition, with respect to each Letter of Credit, Borrower agrees to pay to Issuing Lender, for its own account, (i) such fees and expenses as Issuing Lender customarily requires (or, as the case may be, is required to pay to the issuer of the letter of credit) in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by Borrower and Issuing Lender (with each Issuing Lender that is a signatory hereto agreeing that no fronting fee charged by any such Issuing Lender signatory hereto shall exceed 0.25% per annum for any applicable Letter of Credit).
     2.8.3. Agent’s Fees.
               Borrower agrees to pay to Agent, for its accounts, on the Closing Date and on certain other dates pursuant to the Fee and Syndication Letter and as otherwise agreed to from time to time by Borrower and Agent, fees in the amounts agreed to between Borrower and Agent.
     2.9. Commitment Reduction.
     2.9.1. Voluntary Reduction or Termination of Revolving Loan Commitments.
               Borrower may from time to time on at least five Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Loan Commitments to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $500,000. Concurrently with any reduction of the Revolving Loan Commitments to zero, Borrower shall pay all interest on the Revolving Loans, all Commitment Fees and all Letter of Credit Fees and shall cash collateralize in full all Obligations arising with respect to the Letters of Credit in a manner acceptable to Agent.
     2.9.2. Reduction of Revolving Loan Commitments in Connection with Mandatory Prepayment.
               On the date of any mandatory prepayment pursuant to Section 2.10.2(a), the Revolving Loan Commitments shall, to the extent elected by Borrower, be permanently reduced by the amount of such mandatory prepayment applied to prepay the Revolving Loans pursuant to Section 2.10.2(a).
     2.9.3. All Reductions of Revolving Loan Commitments.
               All reductions of the Revolving Loan Commitments shall reduce the Revolving Loan Commitments pro rata among Lenders according to their respective Pro Rata Shares.

     2.10. Prepayment.
     2.10.1. Voluntary Prepayment.
               Borrower may from time to time, on at least one Business Day’s written notice or telephonic notice (followed immediately by written confirmation thereof) to Agent (which shall promptly advise each Lender thereof) not later than 11:00 a.m. Chicago time on such day, prepay the Term Loan in whole or in part, in each case so long as (i) no Event of Default then exists, (ii) there are no Revolving Loans at the time of such prepayment and (iii) until the first anniversary of the Third Amendment Date, any prepayment of the Term Loan shall be subject to a prepayment fee equal to 1% of the amount of the Term Loan prepaid. Such notice to Agent shall specify the portion of the Term Loan to be prepaid and the date and amount of prepayment and the application of such prepayment shall be subject to Section 2.10.3. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.
     2.10.2. Mandatory Prepayment.
               (a) Borrower shall repay the Revolving Loans, until the balance thereof has been reduced to zero at the following times and in the following amounts:
          (i) upon there being Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds; and
          (ii) concurrently with the receipt by Borrower of any Net Cash Proceeds from any issuance of its equity securities (excluding Net Cash Proceeds from equity issuances in an aggregate amount of up to $100,000 for each Fiscal Year), in an amount equal to such Net Cash Proceeds.
               (b) Borrower shall repay the Term Loan (with application to be made as set forth in Section 2.10.3) at the following times and in the following amounts:
          (i) in the case of excess Net Cash Proceeds from a Disposition described in any of clause (a), (c) and (d) of the definition thereof that remain after application having first been made to the outstanding principal balance of the Revolving Loans (if any) pursuant to Section 2.10.2(a)(i) above (the date of such application being a “Clause I Revolver Application Date” and the amount of Net Cash Proceeds remaining after such application being “Clause I Excess Proceeds”), to the extent such Clause I Excess Proceeds have not been reinvested by the applicable Portfolio Company or Outside Company (x) in assets that are useful to the business of the applicable Portfolio Company or Outside Company (in the case of a Disposition described in clause (a) of the definition thereof) or (y) to repair, replace or reconstruct the assets that were the subject of such Disposition (in the case of a Disposition described in clause (c) or (d) of the definition thereof), in each case within 180 days of such Clause I Revolver Application Date, in an amount equal to the balance of such remaining Clause I Excess Proceeds after the expiration of such 180-day reinvestment period;
          (ii) in the case of excess Net Cash Proceeds from a Disposition described in clause (b) of the definition thereof that remain after application having first been made to the outstanding principal balance of the Revolving Loans (if any) pursuant to Section 2.10.2(a)(i) above (the date of such application being a “Clause II Revolver Application Date” and the amount of Net Cash Proceeds remaining after such application being “Clause II Excess Proceeds”), to the extent such Clause II Excess Proceeds have not been reinvested by Borrower pursuant to Investments permitted to be made by Borrower pursuant to any of clauses (a), (b), (c)

and (i) of Section 7.11 within 360 days of such Clause II Revolver Application Date, in an amount equal to the balance of such remaining Clause II Excess Proceeds after the expiration of such 360-day reinvestment period; and
          (iii) in the case of excess Net Cash Proceeds from an issuance of equity securities that remain after application having first been made to the outstanding principal balance of the Revolving Loans pursuant to Section 2.10.2(a)(ii) above, immediately following such prior application to the Revolving Loans and in an amount equal to the balance of such Net Cash Proceeds (provided, that the prepayment of the Term Loan provided for in this Section 2.10.2(b)(iii) shall not apply at a time when no Event of Default exists).
               (c) Within 120 days after the end of each Fiscal Year (commencing with Fiscal Year 2008), Borrower shall prepay the Loans in an amount equal to 50% of Excess Cash Flow for such Fiscal Year; provided, that such prepayment shall not apply to a Fiscal Year for which the Total Debt to EBITDA Ratio is less than 3.25:1.00 as of the last day of such Fiscal Year. Any such prepayment pursuant to this Section 2.10.2(c) shall be applied first, to the outstanding principal balance of the Revolving Loans (without a corresponding reduction of the Revolving Loan Commitments) and second, to the outstanding principal balance of the Term Loan.
               (d) If on any day the Revolving Outstandings exceed Borrowing Availability, whether pursuant to a reduction of the Revolving Loan Commitments pursuant to Section 2.9.2 or otherwise, Borrower shall immediately prepay Revolving Loans and/or cash collateralize the outstanding Letters of Credit in a manner acceptable to Agent, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.
Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Agent not later than 11:00 a.m. Chicago time at least one Business Day prior to each mandatory prepayment pursuant to clause (a) of Section 2.10.2, and Agent shall promptly notify each Lender of such notice.
     2.10.3. All Prepayments.
               (a) Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.5. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities. All prepayments of the Term Loan shall be applied ratably among the Term Lenders in accordance with their respective Pro Rata Shares thereof and, with respect to remaining installments of the Term Loan, in the inverse order of maturity.
               (b) Notwithstanding anything to the contrary contained in this Section 2.10, with respect to any mandatory prepayment, each Term Lender may elect not to have such Term Lender’s Pro Rata Share of the Term Loan prepaid in the case of a mandatory prepayment pursuant hereto by notice to Agent received not later 3:00 p.m. Chicago time one Business Day prior to the date of such prepayment. The amount of any such prepayment which would have been applied to the portions of the Term Loan held by Term Lenders making the election pursuant to this clause (b) but for such elections shall be applied to the portions of the Term Loan held by Term Lenders not making such elections until such portions are paid in full, all otherwise in accordance with clause (a) above.

     2.11. Repayment.
     2.11.1. Revolving Loans.
               The Revolving Loans shall be paid, for the account of each Lender according to its Pro Rata Share, in full on the Termination Date.
     2.11.2. Term Loan.
               The Term Loan shall be paid, for the account of each Lender according to its Pro Rata Share thereof, in equal installments of $500,000 each on the last day of each Fiscal Quarter, commencing March 31, 2008.
               Notwithstanding the foregoing, the outstanding principal balance of the Term Loan shall be paid in full on the Term Loan Maturity Date.
     2.12. Payment.
     2.12.1. Making and Settlement of Payments.
               All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrower to Agent without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Agent not later than 12:00 noon Chicago time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Agent shall promptly remit to each Lender its share of all principal payments received in collected funds by Agent for the account of such Lender. On the first Business Day of each week or more frequently as Agent may elect (each such day being a “Settlement Date”), Agent will notify each Lender with a Revolving Loan Commitment in writing of the amount of such Lender’s actual share of the Revolving Loans as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual share of the Revolving Loans to equal such Lender’s Pro Rata Share of the Revolving Loans as of any Settlement Date, such Lender will pay to Agent, or Agent will pay to such Lender (as applicable) the amount necessary in same day funds by wire transfer to the other’s account not later than 2:00 p.m. Chicago time on the first Business Day following the Settlement Date. On the first Business Day of each month (each, an “Interest Settlement Date”), Agent will notify each Lender in writing of the amount of such Lender’s applicable Pro Rata Share of interest and fees on the Revolving Outstandings and Revolving Loan Commitments as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account not later than 2:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender’s Pro Rata Share of interest and fees, in each instance, received by Agent for the immediately preceding month. All payments under Section 3.2 shall be made by Borrower directly to Lender entitled thereto.
     2.12.2. Application of Payments and Proceeds.
               (a) Except as set forth in Section 2.10.2 and Section 2.10.3, and subject to the provisions of Section 2.12.2(b) below, each payment of principal shall be applied to such Loans as Borrower shall direct by notice to be received by Agent on or before the date of such payment or, in the absence of such notice, as Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.

               (b) If an Acceleration Event or an Event of Default described in Section 8.1.1 shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:
          (i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent (such sums not to exceed an amount equal to 10% of the Revolving Loan Commitments then in effect, or, if the Revolving Loan Commitments have been suspended or terminated, as in effect immediately prior to such suspension or termination) to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until Paid in Full;
          (ii) SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;
          (iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Revolving Lenders, pro rata based on each Revolving Lender’s Pro Rata Share thereof, until Paid in Full;
          (iv) FOURTH, pro rata (A) to the payment of the principal balance of the Revolving Loans, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full and (B) to cash collateralize Obligations in respect of outstanding Letters of Credit in a manner consistent with the provisions of Section 8.2, pro rata based on each Revolving Lender’s Pro Rata Share thereof, until Paid in Full;
          (v) FIFTH, to the payment of all accrued and unpaid interest due and owing to Term Lenders in respect of the Term Loans, pro rata based on each Term Lender’s Pro Rata Share thereof, until Paid in Full;
          (vi) SIXTH, pro rata (A) to the payment of the principal balance of the Term Loan, pro rata based on each Term Lender’s Pro Rata Share thereof, until Paid in Full and (B) to the payment of all Hedging Obligations due and owing to any Lender or its Affiliates, pro rata in accordance with each Lender’s (or one of its Affiliate’s) share thereof, until Paid in Full; and
          (vii) SEVENTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.
     2.12.3. Payment Dates.
               If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
     2.12.4. Set-off.
               Borrower agrees that Agent and each Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default has occurred and is continuing, Agent and each Lender may apply to the payment of any

Obligations of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Agent or such Lender. Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent.
     2.12.5. Proration of Payments.
     If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise, on account of (a) principal of or interest on an Loan, but excluding (i) any payment pursuant to Section 3.1, 3.2, 3.7 or 10.8 and (ii) payments of interest on any Base Rate Loan referred to in the last sentence of Section 3.4, or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans or sub-participations in Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
Section 3. Yield Protection.
     3.1. Taxes.
          (a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding (i) taxes imposed on or measured by any Lender’s net income by the jurisdiction under which such Lender is organized or conducts business, (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located and (iii) in the case of any foreign Lender, any withholding tax that is imposed on amounts payable to such foreign Lender at the time such foreign Lender becomes a party to this Agreement (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Agent or such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
          (b) If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 3.1, a distribution hereunder by Agent or any Lender to or for the account of any Lender shall be deemed a payment by Borrower.
          (c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from withholding or deduction of Taxes. Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.
     3.2. Increased Cost.
          (a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 2.7), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) above and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
          (b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
     3.3. Inadequate or Unfair Basis.
          If Agent reasonably determines (which determination shall be binding and conclusive on Borrower) that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Agent shall promptly notify the Lenders and Borrower thereof and, so long as such circumstances shall continue, (a) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
     3.4. Change in Law.
          If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, would make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of LIBOR Loans or conversion of Base Rate Loans into LIBOR Loans by Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan shall remain outstanding for the period corresponding to the Interest Period originally applicable to such LIBOR Loan absent such circumstances.
     3.5. Funding Losses.
          Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 3.3 or 3.4) or (b) any failure of Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For the purposes of this Section 3.5, all determinations shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

     3.6. Manner of Funding; Alternate Funding Offices.
          Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Each Lender may, if it so elects, fulfill its commitment to make any LIBOR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
     3.7. Mitigation of Circumstances; Replacement of Lenders.
          (a) Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 3.1 or 3.2 or (ii) the occurrence of any circumstances described in Section 3.3 or 3.4 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation would not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.
          (b) If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.1 or 3.2, or any Lender gives notice of the occurrence of any circumstances described in Section 3.3 or 3.4, (ii) any Lender does not consent to any matter requiring its consent under Section 10.1 when the Required Lenders have otherwise consented to such matter or (iii) any Lender with a Revolving Loan Commitment defaults in its obligation to make Revolving Loans under Section 2.1.1, then Borrower may within 90 days thereafter designate another bank which is acceptable to Agent and Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder (provided, that there shall be a concurrent purchase of the Loans and rights of any other Lender that then falls within the scope of the foregoing clauses (i), (ii) or (iii) of this Section 3.7(b)), without recourse to or warranty by, or expense to, any such Lenders, for a purchase price equal to the outstanding principal amount of the Loans payable to any such Lenders plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to any such Lenders and any other amounts payable to any such Lenders under this Agreement, and to assume all the obligations of any such Lenders hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), any such Lenders shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to any such Lenders prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.
     3.8. Conclusiveness of Statements; Survival.
          Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3, 3.4 or 3.5 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1, 3.2 and 3.5, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

Section 4. Conditions Precedent.
     The obligation of each Lender to make its Loans and of Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:
     4.1. Initial Credit Extension.
          The obligation of the Term Lenders to make the Term Loan, the obligation of Revolving Lenders to make the initial Revolving Loans on or after the Third Amendment Date, and the obligation of Issuing Lender to issue the initial Letter of Credit hereunder on or after the Third Amendment Date (whichever first occurs) is, in addition to the conditions precedent specified in Section 4.2, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent:
     4.1.1. Financial Statements; Total Debt to EBITDA Ratio.
          Delivery of financial statements, projections and pro forma balance sheets for Borrower and each of the Existing Portfolio Companies, which evidence that the Total Debt to EBITDA Ratio for the twelve month period ending on September 30, 2007, as calculated on a pro forma basis after giving effect to the funding of the Term Loan on and the outstanding balance of the Revolving Outstandings as of the Third Amendment Date and as adjusted by adjustments satisfactory to Agent, shall not be greater than 3.50 and which are otherwise satisfactory to Agent and the Lenders in form and content.
     4.1.2. Initial Loans; Availability.
          No Revolving Loans and not more than $30,000,000 in Letters of Credit shall be outstanding as of the Third Amendment Date, and after giving effect to the funding of the Term Loan on the Closing Date, Borrowing Availability shall exceed Revolving Outstandings by at least $300,000,000.
     4.1.3. [Reserved.]
     4.1.4. Fees.
          Borrower shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Third Amendment Date.
     4.1.5. Delivery of Loan Documents.
          Borrower shall have delivered the following documents in form and substance satisfactory to Agent (and, as applicable, duly executed and dated the Third Amendment Date or an earlier date satisfactory to Agent):
          (a) Agreement. This Agreement.
          (b) Notes. Notes, for each Lender requesting a Note.
          (c) Collateral Documents. The Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including pledged Collateral, with undated irrevocable transfer powers executed in blank).
          (d) Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Agent perfected, first-priority Liens (subject only to Liens permitted pursuant to Section 7.2) in the Collateral.

          (e) Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements filed against Borrower or any Existing Portfolio Company, with copies of such financing statements.
          (f) Payoff; Release. Payoff letters evidencing repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.
          (g) Availability Certificate. Availability Certificate reflecting required information certified as of a date not more than 5 days prior to the Third Amendment Date.
          (h) Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Loans on the Third Amendment Date.
          (i) Authorization Documents. For Borrower and each Existing Portfolio Company, such Person’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents (in the case of Borrower), and the Intercompany Debt Documents (in the case of the Existing Portfolio Companies), to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents (the requirement of this clause (v) to apply only to Borrower), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification. For the Trust, a true, correct, complete and current copy of the Trust Agreement.
          (j) Opinion of Counsel. Opinion of counsel for Borrower, and Borrower hereby requests such counsel to deliver such opinion and authorizes Agent and Lenders to rely thereon.
          (k) Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming (i) Agent, with respect to insurance policies of Borrower and (ii) Borrower, with respect to insurance policies of the Existing Portfolio Companies, as lenders’ loss payee and/or additional insured, as applicable.
          (l) Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.
          (m) Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by Borrower of the Loan Documents have been duly obtained and are in full force and effect.
          (n) Certified Documents. To the extent in existence as of the Third Amendment Date and not previously delivered to Agent, copies of the Intercompany Debt Documents and the other Related Agreements (together with (x) any Collateral Assignments and (y) the Management Fee Subordination Agreement) certified by Borrower’s chief financial officer, secretary or an assistant secretary (or similar officer) as being in true, accurate and complete.
          (o) Other Documents. Such other certificates, documents and agreements as Agent or any Lender may reasonably request.

     4.2. All Credit Extensions.
          The obligation of each Lender to make each Loan and of Issuing Lender to issue each Letter of Credit is subject to the additional conditions precedent that (unless such conditions are waived by the Agent and Required Lenders), both before and after giving effect to any borrowing and the issuance of any Letter of Credit, (a) the representations and warranties of Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (b) no Event of Default or Default shall have then occurred and be continuing and (c) such proposed borrowing or issuance of a Letter of Credit shall not cause the Total Debt to EBITDA Ratio, as calculated based on the monthly financial statements and related compliance certificate most recently delivered pursuant to Section 6.1.2 and 6.1.3 and giving effect to the outstanding balance of the Revolving Loans after such proposed borrowing or issuance of a Letter of Credit, to exceed the maximum permitted Total Debt to EBITDA Ratio set forth in Section 7.14.3 for the last day of the most recently completed Computation Period. Each request by Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit.
Section 5. Representations and Warranties.
          To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make Loans and to issue and participate in Letters of Credit hereunder, Borrower represents and warrants to Agent and Lenders that, both before and after giving effect to the Related Transactions and, in addition, as of the Third Amendment Date:
     5.1. Organization.
          Borrower is a limited liability company validly existing and in good standing under the laws of the State of Delaware; the Trust and each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
     5.2. Authorization; No Conflict.
          Each of Borrower and each Subsidiary is (or was, as applicable with respect to Intercompany Debt Documents in effect as of the date hereof) duly authorized to execute and deliver, as applicable, each Loan Document and each Related Agreement to which it is a party, Borrower is duly authorized to borrow monies hereunder, Borrower is duly authorized to perform its Obligations under each Loan Document to which it is a party, and each Subsidiary is duly authorized to perform its Obligations under each Intercompany Debt Document to which it is a party. The execution, delivery and performance by Borrower of this Agreement, by Borrower of each Loan Document to which it is a party and by each Subsidiary of each Intercompany Debt Document to which it is a party, and the borrowings by Borrower hereunder and by each Subsidiary under the Intercompany Debt Documents, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or any other such Person or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any Subsidiary (other than Liens in favor of Agent created pursuant to the Collateral Documents and Liens in favor of Borrower created pursuant to the Intercompany Debt Documents).
     5.3. Validity; Binding Nature.
          Each of this Agreement and each other Loan Document to which Borrower is a party is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity. Each Intercompany Debt Document to which any Subsidiary is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
     5.4. Financial Condition.
          (a) The audited consolidated and consolidating financial statements of the Trust, Borrower and the Existing Portfolio Companies (other than Aeroglide, American Furniture and Halo) as at December 31, 2006, and the unaudited consolidated and consolidating (by Portfolio Company) financial statements of the Trust, Borrower and the Existing Portfolio Companies as at September 30, 2007, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.
          (b) The consolidated and consolidating financial projections (including an operating budget and a cash flow budget) of Borrower and the Existing Portfolio Companies for the 3 year period commencing December 31, 2007 delivered to Agent and Lenders on or prior to the Third Amendment Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower has a reasonable basis, and the accompanying consolidated and consolidating pro forma balance sheet of Borrower and the Existing Portfolio Companies as at September 30, 2007, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections.
     5.5. No Material Adverse Effect.
          Since December 31, 2006, there has been no Material Adverse Effect.
     5.6. Litigation.
          No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against Borrower or any Portfolio Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6. As of the Third Amendment Date, other than any liability incident to such litigation or proceedings, Borrower does not have any material Contingent Obligations except as listed on Schedule 7.1.
     5.7. Ownership of Properties; Liens.
          Except as would not reasonably be expected to have a Material Adverse Effect, each of Borrower and each Portfolio Company owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except as permitted by Section 7.2.
     5.8. Capitalization.
          All issued and outstanding equity securities of the Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and, except as set forth on Schedule 5.8, free and clear of all Liens. Schedule 5.8 sets forth the authorized equity securities, and the issued and outstanding equity securities, of Borrower and each Subsidiary as of the Third Amendment Date. As of the Third Amendment Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Borrower or any Subsidiary.
     5.9. Pension Plans.
          During the twelve-consecutive-month period prior to the Third Amendment Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any other member of the Controlled Group of any liability, fine or penalty which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
     5.10. Investment Company Act.
          None of the Trust, Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.
     5.11. [Intentionally Omitted].
     5.12. Margin Stock.
          None of the Trust, Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations or the Intercompany Debt is secured directly or indirectly by Margin Stock.

     5.13. Taxes.
          Except as would not reasonably be expected to have a Material Adverse Effect, each of Borrower and each Portfolio Company has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     5.14. Solvency.
          On the Third Amendment Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, Borrower is Solvent.
     5.15. Environmental Matters.
          Except as set forth in Schedule 5.15, the on-going operations of Borrower and each Portfolio Company comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Borrower and each Portfolio Company have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each Portfolio Company are in compliance with all material terms and conditions thereof, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.15, none of Borrower, any Portfolio Company or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. Except as set forth in Schedule 5.15, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of Borrower or any Portfolio Company that could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Portfolio Company has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.
     5.16. Insurance.
          Borrower and each Portfolio Company and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Portfolio Company operates.
     5.17. Information.
          All information heretofore or contemporaneously herewith furnished in writing by Borrower to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Trust or Borrower to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
     5.18. Intellectual Property.
          Except as set forth in Schedule 5.18, Borrower owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
     5.19. Restrictive Provisions.
          Neither Borrower nor any Portfolio Company is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.
     5.20. Labor Matters.
          Except as set forth on Schedule 5.20, Borrower is not subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving Borrower that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
     5.21. No Default.
          No Event of Default or Default exists or would result from the incurrence by Borrower of any Debt hereunder or under any other Loan Document. As of the Third Amendment Date, no event of default under and as defined in any of the Intercompany Debt Documents has occurred and is continuing.
     5.22. Related Agreements.
          Borrower has furnished Agent a true and correct copy of the Related Agreements pursuant hereto. Each of Borrower and, to Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Related Transactions occurring prior to the Closing Date have been consummated in accordance with the terms of the Related Agreements and applicable law. The execution and delivery of the Related Agreements in existence as of the Closing Date, and the consummation of the Related Transactions occurring prior to the Closing Date, did not violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on Borrower or, to Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which Borrower is a party or by which Borrower is bound or, to Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound. No statement or representation made in the Related Agreements in existence as of the Closing Date by Borrower or, to Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made. As of the Third Amendment Date and any other date on which such representations and warranties are otherwise remade or deemed remade hereunder, (i) each of the representations and warranties contained in the Related Agreements in existence as of the Third Amendment Date made by Borrower is true and correct in all material respects and (ii) to Borrower’s knowledge, each of the representations and warranties contained in the Related Agreements in existence as of the Third Amendment Date made by any Person other than Borrower is true and correct in all material respects.
Section 6. Affirmative Covenants.
          Until the expiration or termination of the Revolving Loan Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrower hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:
     6.1. Information.
          Furnish to Agent, for further distribution by Agent to Lenders:
     6.1.1. Annual Report.
          (a) Promptly when available and in any event within 90 days after the close of each Fiscal Year of Borrower or fiscal year of a Portfolio Company (as applicable): (i) for Borrower, a copy of the annual audit report of Borrower and the Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Borrower and the Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by Borrower’s independent certified public accountants) by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Agent, and an Excess Cash Flow Certificate, and (ii) for each Portfolio Company, a copy of the annual audit report of such Portfolio Company for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of such Portfolio Company as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by such Portfolio Company’s independent certified public accountants) by independent auditors of recognized standing selected by such Portfolio Company and reasonably acceptable to Agent.
          (b) Promptly when available and in any event within 90 days after the close of each Fiscal Year: a copy of the consolidating (by Portfolio Company) balance sheet and statement of earnings and cash flows of Borrower and the Subsidiaries as at the end of such Fiscal Year, certified without qualification by the chief financial officer of Borrower.
     6.1.2. Interim Reports.
          Promptly when available and in any event within 45 days after the end of each month (including months that correspond to the end of a Fiscal Quarter), (i) consolidated and consolidating (by Portfolio Company) balance sheets of the Trust, Borrower and the Subsidiaries as of the end of such month, together with consolidated and consolidating (by Portfolio Company) statements of earnings and a consolidated and consolidating statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the chief financial officer of Borrower (except that such monthly financial statements (a) will reflect a periodic reevaluation or approximation of the “supplemental put” line item only for such monthly financial statements that correspond to the end of a Fiscal Quarter, (b) will be subject to normal year-end adjustments and (c) will not contain footnotes), and (ii) for monthly financial statements that correspond to the end of a Fiscal Quarter, a written statement of Borrower’s management setting forth a discussion of the financial condition, changes in financial condition and results of operations for Borrower and for each Portfolio Company.
     6.1.3. Compliance Certificate.
               Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of quarterly statements pursuant to Section 6.1.2 (and as required by Section 7.11) a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements, and signed by the chief financial officer of Borrower, containing a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.
     6.1.4. Reports to SEC and Shareholders.
               Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of the Trust, Borrower or any Subsidiary filed with the Securities Exchange Commission, (b) all registration statements of the Trust, Borrower or any Subsidiary filed with the Securities Exchange Commission (other than on Form S-8) and (c) all proxy statements or other communications made to security holders generally.
     6.1.5. Notice of Default; Litigation; ERISA Matters.
               Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Subsidiary affected thereby with respect thereto:
               (a) the occurrence of an Event of Default or a Default;
               (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lenders which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;
               (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
               (d) any cancellation or material change in any insurance maintained by Borrower or any Subsidiary; or
               (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.
     6.1.6. Availability Certificate.
               Concurrent with the delivery of each interim report pursuant to Section 6.1.2, an Availability Certificate dated as of the end of the most recently ended month covered by such interim report and executed by a chief financial officer of Borrower on behalf of Borrower; provided that at any time an Event of Default exists, Agent may require Borrower to deliver Availability Certificates more frequently.
     6.1.7. Management Report.
               Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower, the Trust or any Subsidiary by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower or any Subsidiary.
     6.1.8. Projections.
               Commencing with respect to the Fiscal Year ending December 31, 2008, as soon as practicable, and in any event not later than 45 days after the first day of each Fiscal Year, financial projections for Borrower and the Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared on a consolidated and consolidating (by Portfolio Company) basis and in a manner consistent with the projections delivered by Borrower to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a chief financial officer of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by Borrower in good faith, (b) Borrower has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.
     6.1.9. Notice of an Event of Default under Intercompany Debt Documents.
               Promptly following the Borrower’s knowledge of the occurrence thereof, notice of any event of default under an Intercompany Debt Document applicable to any Portfolio Company, together with copies of any written correspondence with the applicable Portfolio Company regarding such event of default.
     6.1.10. Other Information.
               Promptly from time to time, such other information concerning Borrower and any Subsidiary as any Lender or Agent may reasonably request.
     6.2. Books; Records; Inspections.
               Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP;

permit, and cause each Subsidiary to permit, Agent (accompanied by any Lender) or any representative thereof to inspect, at reasonable times during normal business hours, the properties and operations of Borrower or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof), and to examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, Agent and its representatives, at reasonable times during normal business hours, to inspect the assets owned by such Person, to perform appraisals of the equipment of Borrower or such Subsidiary, and, at reasonable times during normal business hours, to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any assets of Borrower or such Subsidiary. All such inspections or audits by Agent shall be at Borrower’s expense, provided that so long as no Event of Default or Default exists, Borrower shall not be required to reimburse Agent for appraisals more frequently than once each Fiscal Year. Notwithstanding the foregoing, as they relate to any Subsidiary, the inspection and visitation rights provided for under this Section 6.2 shall only apply if an Event of Default exists hereunder or if such Subsidiary is in payment default under the Intercompany Debt Documents to which it is a party.
     6.3. Maintenance of Property; Insurance.
               (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of such Person in good working order and condition, ordinary wear and tear excepted.
               (b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Third Amendment Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Third Amendment Date. Upon request of Agent or any Lender, Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each Subsidiary. With respect to the insurance policies of the Subsidiaries that are party to Intercompany Debt Documents, Borrower shall, as part of and in connection with such Intercompany Debt Documents, (x) cause each issuer of an insurance policy to provide Borrower with an endorsement (i) showing Borrower as a loss payee with respect to each policy of property or casualty insurance and naming Borrower as an additional insured with respect to each policy of liability insurance and (ii) providing that 30 days’ notice will be given to Borrower prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy, and (y) obtain a collateral assignment of each business interruption insurance policy maintained by such Subsidiaries.
               (c) Unless Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect the assets of Borrower (and may require Borrower at its expense to procure insurance to protect the assets of the Subsidiaries). The coverage that Agent purchases or requires, as applicable, may, but need not, pay any claim that is made against Borrower (or any Subsidiary, as applicable) in connection with the assets of such party. Borrower may later cancel any insurance purchased or required by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.
     6.4. Compliance with Laws; Payment of Taxes and Liabilities.
               (a) Comply, and cause the Trust and each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause the Trust and each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Trust, Borrower or a Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause the Trust and each Subsidiary to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided, that the foregoing shall not require any Person to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     6.5. Maintenance of Existence.
               Maintain and preserve, and (subject to Section 7.5) cause the Trust and each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.
     6.6. Employee Benefit Plans.
               Maintain each Pension Plan in substantial compliance with all applicable requirements of law and regulations.
     6.7. Environmental Matters.
               If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any Subsidiary, cause, or direct the applicable Subsidiary to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply in all material respects with applicable Environmental Laws and to preserve the value of such real property or other assets.
     6.8. Further Assurances.
               Take-such actions as are necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of Borrower under the Loan Documents are secured by substantially all of the present and future assets of and equity interests in Borrower, including (a) the execution and delivery by Borrower of reasonable and customary security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery by Borrower of certificated securities and other Collateral with respect to which perfection is obtained by possession.
     Section 7. Negative Covenants.
               Until the expiration or termination of the Revolving Loan Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrower hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:
     7.1. Debt.
               Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:
               (a) Obligations under this Agreement and the other Loan Documents;
               (b) (i) Debt of the Portfolio Companies that does not exceed in the aggregate at any time outstanding for any Portfolio Company the lesser of (x) $3,000,000 and (y) the product of (I) the Existing Portfolio Company EBITDA or New Portfolio Company EBITDA (as applicable) of such Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Portfolio Company have been most recently delivered to Agent in accordance with the terms of this Agreement times (II) 0.25 (with measurements under this clause (i) made at the time of incurrence of any such Debt of the Portfolio Companies); and (ii) Debt of Borrower that does not exceed $500,000 in the aggregate at any time outstanding;
               (c) Qualified Intercompany Debt;
               (d) Hedging Obligations for bona fide hedging purposes and not for speculation;
               (e) Debt described on Schedule 7.1 as of the Third Amendment Date, and any extension, renewal or refinancing thereof so long as the maximum principal amount thereof is not increased;
               (f) Outside Debt owing solely by Outside Portfolio Companies;
               (g) a $4,000,000 unsecured working capital line of credit facility between SDC Asia Tech. Ltd. and The Chiba Bank Ltd., with SDA Asia Tech. Ltd. as the only obligor thereunder;
               (h) guarantees of obligations under real property leases and obligations in respect of severance payments provided by entities within the same Portfolio Company or Operating Company (as applicable), so long as any such guarantee is provided at the time such obligations are incurred; and
               (i) Contingent Obligations, if any, arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.5.
     7.2. Liens.
               Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

     (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
     (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
     (c) Liens described on Schedule 7.2 as of the Third Amendment Date;
     (d) to the extent securing Debt that is permitted to be incurred pursuant to Section 7.1(b), (i) Liens on the assets of a Portfolio Company arising in connection with Capital Leases of such Portfolio Company (and attaching only to the property being leased), (ii) Liens on the assets of a Portfolio Company existing on property at the time of the acquisition thereof by such Portfolio Company (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property of a Portfolio Company securing debt of such Portfolio Company incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;
     (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 for any Portfolio Company, for any Outside Company, or for Borrower arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
     (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;
     (g) Liens arising under the Loan Documents;
     (h) Liens in favor of Borrower arising under Qualified Intercompany Debt Documents and securing Intercompany Debt;
     (i) Liens securing Outside Debt that solely apply to the assets of Outside Portfolio Companies;
     (j) leases or subleases granted to other Persons not interfering in any material respect with the conduct of the business of the Borrower or any Subsidiary;
     (k) precautionary financing statement filings regarding operating leases; and
     (l) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

     7.3. [Intentionally Omitted].
     7.4. Restricted Payments.
     Not, and not permit any Subsidiary to, (a) make any dividend or other distribution to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Portfolio Company and any Outside Company may pay pro rata dividends and other distributions to Borrower and to the other holders of the equity interests of such Portfolio Company or Outside Company; (ii) Borrower may make distributions to the Trust to permit the Trust to satisfy expenses of the Trust that relate to Borrower and its Subsidiaries and to pay federal and state income taxes then due and owing by the Trust (or its equity holders), so long as the amount of such distributions for the payment of taxes shall not be greater than they would have been had Borrower not filed consolidated income tax returns with such Person; (iii) Borrower and the Portfolio Companies may pay Management Fees to Manager, and reimburse Manager for its reasonable expenses incurred in connection with its management of Borrower, pursuant to and in accordance with the terms of the Management Fee Agreement as in effect on the date hereof and the other Management Fee Documents (provided, that (x) any amounts paid by Borrower under the Management Fee Agreement shall be net of amounts paid by Portfolio Companies to Manager or its Affiliates pursuant to Management Fee Documents to which the Portfolio Companies are party and (y) the making and receipt of payments under the Management Fee Documents shall be subject to the provisions of the Management Fee Subordination Agreement); (iv) Subsidiaries may pay Transaction Services Fees, in each case to the extent that (i) such transaction fee is reasonable and customary based on the applicable acquisition or sale and (ii) such transaction fee has been approved by the board of directors of the applicable Portfolio Company or Outside Company and by the compensation committee of Borrower; (v) Borrower may make Allocation Member Distributions; (vi) Borrower may make distributions to the Trust, for further Distribution to the equityholders of the Trust, if, after giving effect thereto and the incurrence of any Debt in connection therewith, (x) no Event of Default exists (and, assuming any such incurrence of Debt in connection therewith had occurred on the first day of the then most recently ended Computation Period for which financial statements have been delivered hereunder, would not exist under Section 7.14.3), and (y) either (1) the amount of Borrowing Availability is not less than the product of Consolidated EBITDA for the twelve month period ending on the last day of the month for which financial statements have been most recently delivered to Agent in accordance with this Agreement times 0.25, or (2) the Fixed Charge Coverage Ratio for the twelve month period (or such shorter period commencing on December 1, 2007) ending on the last day of the month for which financial statements have been most recently delivered in accordance with this Agreement, calculated with the amount of any such distribution by Borrower, together with all other such distributions by Borrower during such period of measurement, being counted as a charge in the denominator of the Fixed Charge Coverage Ratio, is greater than 1.00; and (vii) each Portfolio Company may purchase or redeem shares of its stock from employees upon or in connection with termination of their employment, provided that (x) the amount paid to or as directed by such employees in respect of all such purchases and redemptions shall not exceed $100,000 in the aggregate for any such Portfolio Company per Fiscal Year, and (y) no such purchase or redemption shall be made by a Portfolio Company at any time when such Portfolio Company is in payment default under any Intercompany Debt Document.
     7.5. Mergers; Consolidations; Asset Sales.
     (a) Not, and not permit the Trust or any Subsidiary to, be a party to any merger or consolidation, except for (i) any such merger or consolidation of any Subsidiary into a domestic

Subsidiary that is the parent company of such Subsidiary, (ii) a Permitted Trust Merger, (iii) Permitted Eligible Acquisitions and (iv) Permitted Ineligible Acquisitions.
     (b) Not, and not permit any Subsidiary to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of inventory by the Portfolio Companies in the ordinary course of business, (ii) a sale by Borrower of a Portfolio Company, so long as (1) no Event of Default exists or would result therefrom (and, in furtherance thereof, Borrower has delivered an updated Availability Certificate to Agent, prepared on a pro forma basis giving effect to such sale and the application of the proceeds thereof, demonstrating that Borrowing Availability shall be in excess of Revolving Outstandings after giving effect to such sale) and (2) all Intercompany Debt owing by such Portfolio Company is repaid in cash in full at the time of the closing of such sale, (iii) a sale by Borrower of an Outside Company, (iv) sales and dispositions of assets by any Outside Company for at least fair market value (as determined by the Board of Directors of such Outside Company), and (v) sales and dispositions of assets by any Portfolio Company for at least fair market value (as determined by the Board of Directors of such Portfolio Company), so long as the net book value of all assets sold or otherwise disposed of by such Portfolio Company in any Fiscal Year does not exceed the amount that is equal to 15% of the net book value of the tangible assets of such Portfolio Company as of the last day of the most recently ended fiscal year of such Portfolio Company.
     7.6. Modification of Organizational Documents.
     Not permit the Trust Agreement or the Borrower LLC Agreement, or the charter, by-laws or other organizational documents of Borrower or any Subsidiary, to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Agent or any Lender.
     7.7. Use of Proceeds.
     Use the proceeds of the Loans, and the Letters of Credit, solely to repay the Prior Debt, to reduce the outstanding principal balance of the Revolving Loans (with respect to proceeds of the Term Loan), to satisfy fees and expenses arising in connection with the closing of the loan facility hereunder, to fund Permitted Eligible Acquisitions and Permitted Ineligible Acquisitions, to fund distributions permitted to be made by Borrower under Section 7.4, to fund advances of Qualified Intercompany Debt by Borrower and to fund other Investments by Borrower permitted to be made hereunder, and for other permitted general business purposes of Borrower; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
     7.8. Transactions with Affiliates.
     Except as disclosed on Schedule 7.8 and except for transactions, arrangements and contracts that are otherwise expressly permitted under the terms of this Agreement, not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is not on arm’s-length terms.
     7.9. Inconsistent Agreements.
     Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower of any of its Obligations hereunder or under any other Loan Document, or by any borrowing by a Portfolio Company under the Intercompany Debt Documents to which it is a party or the performance by such Portfolio Company of its obligations under the Intercompany Debt Documents to which it is a party, (b) prohibit Borrower from granting to Agent and Lenders a Lien on any of its assets, or prohibit a Portfolio Company from granting a Lien on its assets to Borrower pursuant to the Qualified Intercompany Debt Documents to which such Portfolio Company is a party, or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Subsidiary that is a parent company of such Subsidiary or (iii) transfer any of its assets or properties to Borrower or any other Subsidiary that is a parent company of such Subsidiary other than, in the case of each of the foregoing clauses (i) through (iii), (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions provided for under Qualified Intercompany Debt Documents and documentation applicable to Outside Portfolio Companies governing Outside Debt, (C) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (D) customary provisions in leases and other contracts restricting the assignment thereof.
     7.10. Business Activities.
     Not act, and not permit the Trust to act, in any capacity other than as a holding company (it being agreed and understood that the Trust may make Investments in sister companies to Borrower so long as the Trust does not incur any Debt in connection with any such Investments), and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the Closing Date, in the case of Existing Portfolio Companies owned as of the Third Amendment Date, or on the date of the acquisition thereof pursuant to a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition (as applicable), in the case of New Portfolio Companies and Outside Portfolio Companies acquired after the Third Amendment Date, and businesses reasonably related thereto. Not issue any equity interest other than equity securities issued to the Trust and not pledged to any Person and Allocation Interests issued pursuant to the provisions of the Borrower LLC Agreement.
     7.11. Investments.
     Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except the following:
     (a) contributions by Borrower to the capital of Portfolio Company or an Outside Company, so long as all of the equity interests in such Portfolio Company or Outside Company owned by Borrower have been pledged to Agent to secure the Obligations in accordance with Section 6.8(a);
     (b) Investments in Portfolio Companies constituting Qualified Intercompany Debt; in each case so long as Agent has received projections and other financial data reasonably acceptable to the Agent which demonstrates that, after giving effect to the incurrence of any such Qualified Intercompany Debt by a Portfolio Company, (i) such Portfolio Company is Solvent and (ii) the Portfolio Company Leverage Ratio for such Portfolio Company is not greater than 5.00;
     (c) Investments of Debt in Outside Companies, so long as the instruments evidencing any such Debt Investment have been pledged to Agent to secure the Obligations in accordance with Section 6.8(a);
     (d) Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

     (e) Cash Equivalent Investments;
     (f) bank deposits in the ordinary course of business;
     (g) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;
     (h) Investments listed on Schedule 7.11 as of the Third Amendment Date; and
     (i) Permitted Eligible Acquisitions and Permitted Ineligible Acquisitions.
     7.12. Restriction of Amendments to Certain Documents.
     (a) Not amend or otherwise modify, or waive any rights under any Related Agreement other than the Intercompany Debt Documents, other than immaterial amendments, modifications and waivers not adverse to the interests of Agent or any Lender; (b) not amend or otherwise modify, or waive any rights under, any provisions of the Intercompany Debt Documents to the extent that any such amendment, modification or waiver would have the effect of extending any maturity dates, reducing any scheduled amounts for repayments of principal, extending any scheduled payment dates for principal, reducing any interest or fees, reducing any interest rates, reducing or deferring any mandatory prepayments, waiving any payment defaults or waiving any bankruptcy defaults (provided, that this clause (b) shall not prohibit amended payments terms that are implemented in connection with a recapitalization of a Portfolio Company that is permitted hereunder so long as such payments terms are consistent with the applicable Intercompany Debt Documents as in effect prior to such amendments and are otherwise reasonably acceptable to Agent); (c) not release, or permit the release of, any Liens provided for under the Intercompany Debt Documents other than in connection with a Disposition that is permitted by the provisions of Section 7.5; (d) not terminate, or permit the termination of, any third-party documents and deliveries provided in furtherance of the Liens provided for under the Intercompany Debt Documents other than in connection with a Disposition that is permitted by the provisions of Section 7.5; and (e) not administer any of the Intercompany Debt Documents other than on an arms’-length basis.
     7.13. Fiscal Year.
     Not change its Fiscal Year.
     7.14. Financial Covenants.
     7.14.1. Fixed Charge Coverage Ratio.
     Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.50.
     7.14.2. Interest Coverage Ratio.
     Not permit the Interest Coverage Ratio for any Computation Period to be less than 2.75.
     7.14.3. Total Debt to EBITDA Ratio.
     Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed 3.50.

     7.15. Bank Accounts.
     Not to maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 7.15 without prior written notice to Agent and unless Agent, Borrower and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest and control of Agent in such bank account and agrees to limit its set-off rights on terms satisfactory to Agent.
     7.16. Subsidiaries.
     Not, and not permit any Subsidiary, to establish or acquire any new Subsidiary except (i) a Subsidiary that is a Target in a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition, or that is a Subsidiary formed for the sole purpose of consummating a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition (“Acquisition Subsidiary”), (ii) a Domestic Subsidiary of a Portfolio Company that is joined to the Qualified Intercompany Debt Documents applicable to such Portfolio Company, with such joinder documents, among other things, causing Borrower to have a perfected, first-priority Lien (subject only to permitted Liens) in substantially all of the assets of and equity interest in such Domestic Subsidiary, and (iii) Subsidiaries of Outside Companies.
     Section 8. Events of Default; Remedies.
     8.1. Events of Default.
     Each of the following shall constitute an Event of Default under this Agreement:
     8.1.1. Non-Payment of Credit.
     Default in the payment when due of the principal of any Loan; or default, and continuance thereof for 2 days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by Borrower hereunder or under any other Loan Document.
     8.1.2. Default Under Other Debt.
     Any default shall occur under the terms applicable to any other Debt of Borrower in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
     8.1.3. Bankruptcy; Insolvency.
     Borrower or the Trust becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Trust or Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Trust or Borrower or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Trust or Borrower, and if such case or proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or remains for 60 days undismissed; or the Trust or Borrower takes any action to authorize, or in furtherance of, any of the foregoing.
     8.1.4. Non-Compliance with Loan Documents.
     (a) Failure by Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.5(a), 6.1.6, 6.1.8, 6.3(b), 6.5, 6.7, 6.8(b), and 7; or (b) failure by Borrower to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 30 consecutive days commencing with the date of such failure.
     8.1.5. Representations; Warranties.
     Any representation or warranty made by Borrower herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by Borrower to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
     8.1.6. Pension Plans.
     (a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.
     8.1.7. Judgments.
     Final judgments which exceed an aggregate of $250,000 shall be rendered against Borrower and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.
     8.1.8. Invalidity of Collateral Documents.
     Any Collateral Document shall cease to be in full force and effect; or Borrower (or any Person by, through or on behalf of Borrower) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
     8.1.9. Invalidity of Subordination Provisions.
     Any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by Borrower of any Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
     8.1.10. Change of Control.
     (a) Manager ceases to be the manager under the Management Fee Agreement or the Management Fee Agreement ceases to be in full force and effect in accordance with their terms in effect as of the Closing Date in any respect, (b) the equity interests in the Trust cease to be registered for trading on a Public Market, or (c) the Trust shall cease to directly own and control 100% of each class of the outstanding equity interests of Borrower (other than the Allocation Interests) or shall pledge the equity interests in Borrower owned by the Trust to any Person.
     8.1.11. Activities of the Trust or Borrower.
     Borrower or the Trust (i) conducts any business other than (x) its ownership of equity securities of Borrower and the ownership of equity securities in sister companies to Borrower in respect of which the Trust has not incurred any Debt, in the case of the Trust and (y) the ownership of its Investments in the Portfolio Companies, in the case of Borrower, together in each case with activities incidental to the conduct of its business as a holding company.
     8.2. Remedies.
     8.2.1. Termination of Revolving Loan Commitments; Acceleration.
     If any Event of Default described in Section 8.1.3 shall occur, the Revolving Loan Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable and Borrower shall become immediately obligated to cash collateralize all Letters of Credit in a manner acceptable to Agent, all without presentment, demand, protest or notice of any kind. With respect to the Revolving Loan Commitments and Revolver Debt, if any Event of Default (other than an Event of Default described in Section 8.1.3) shall occur and be continuing, Agent (upon the written request of Required Revolving Lenders) shall declare the Revolving Loan Commitments to be terminated in whole or in part and/or declare all or any part of the Revolver Debt to be due and payable and/or demand that Borrower immediately cash collateralize all or any Letters of Credit in a manner acceptable to Agent, whereupon the Revolving Loan Commitments shall immediately terminate (or be reduced, as applicable) and/or the Revolver Debt shall become immediately due and payable (in whole or in part, as applicable) and/or Borrower shall immediately become obligated to cash collateralize the Letters of Credit (all or any, as applicable) in a manner acceptable to Agent, all without presentment, demand, protest or notice of any kind. With respect to the Term Debt, if any Event of Default (other than an Event of Default described in Section 8.1.3) shall occur and be continuing, Agent, upon the written request of Required Term Lenders, shall declare all or any part of the Term Debt to be due and payable, whereupon the Term Debt shall become immediately due and payable (in whole or in part, as applicable), without presentment, demand, protest or notice of any kind. Agent shall promptly advise Borrower of any such declarations described in the preceding two sentences, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Agent (without liability for interest thereon) and applied to Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Agent to any remaining Obligations and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

     8.2.2. Remedial Action Against Collateral.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document to the contrary, Required Revolving Lenders (and only Required Revolving Lenders) shall have the exclusive right to direct Agent with respect to the taking of Enforcement Action (or not taking Enforcement Action) against the Collateral upon the occurrence and during the continuation of an Acceleration Event, including, but not limited to, the exclusive right to direct Agent with respect to taking or retaking possession of the Collateral and holding, preparing for sale, processing, selling, leasing, disposing of, or liquidating the Collateral, pursuant to a foreclosure or otherwise. No Term Lender shall contest in any manner any such action or inaction with respect to the Collateral in accordance with the provisions of this Section 8.2.2. Notwithstanding the foregoing, if an Acceleration Event has occurred and is continuing and Required Revolving Lenders have not directed Agent to take Enforcement Action with respect to any material portion of the Collateral within ninety (90) days of the occurrence of such Acceleration Event, Required Term Lenders may provide written instructions to Agent to take Enforcement Action in respect of the Collateral and, unless and until Agent is in receipt of written instructions from Required Revolving Lenders to take Enforcement Action in respect of a material portion of the Collateral, Agent shall follow such written instructions of Required Term Lenders. In the event of competing instructions from Required Revolving Lenders and Required Term Lenders regarding Enforcement Action with respect to the Collateral, the instructions of Required Revolving Lenders shall govern and control.
     8.3. Purchase Option for Term Lenders Upon Acceleration Event.
     8.3.1. Purchase Notice.
     Upon the occurrence and during the continuation of an Acceleration Event or the commencement of Enforcement Action by Agent against a material portion of the Collateral, one or more Term Lenders shall have the option to purchase from the Revolving Lenders all, but not less than all, of the Revolver Debt owing to them by giving a written notice of an intent to exercise such purchase option (the “Purchase Notice”) to Agent. The applicable Term Lenders shall provide Borrower with a copy of any Purchase Notice. The Purchase Notice from the applicable Term Lenders to Agent shall be irrevocable. Prior to Agent’s receipt of a Purchase Notice, (a) there shall be no restriction on Agent or Revolving Lenders taking (or refraining from taking) any Enforcement Action with respect to the Collateral or taking (or refraining from taking) any other action or exercising (or refraining from exercising) any other remedy with respect to the Revolving Loan Commitments and the Revolver Debt, and neither Agent nor any Revolving Lender shall have any liability for any of the foregoing, (c) Revolving Lenders shall be free to assign, participate or otherwise transfer or dispose of their interests in the Revolver Debt, in each case such to the purchase option provided for in this Section 8.3, without prior notice to, or consent of, any Term Lenders (it being understood that this Section 8.3 is solely a right of the Term Lenders to purchase the Revolver Debt if they so choose to deliver a Purchase Notice in accordance with this Section 8.3, and this Section 8.3 does not constitute a right of first refusal in favor of any Term Lender) and (d) Agent and Revolving Lenders may otherwise act with respect to the Revolving Loan Commitments and the Revolver Debt as if the purchase option in this Section 8.3 did not exist. In no event shall any Revolving Lender be deemed to be holding any Revolver Debt for the benefit of, on account of, or as an agent or fiduciary for any Term Lender.
     8.3.2. Purchase Option Closing.
     On the date specified by the applicable Term Lenders in the Purchase Notice (which shall not be less than three (3) Business Days, nor more than ten (10) Business Days, after the receipt by Agent of the Purchase Notice), the Revolving Lenders shall sell to the applicable Term Lenders, and the applicable Term Lenders shall purchase from the Revolving Lenders, the Revolver Debt.

     8.3.3. Purchase Price.
     Such purchase and sale of the Revolver Debt shall be made by execution and delivery by the applicable parties of an assignment agreement in accordance with the assignment provisions hereof. Upon the date of such purchase and sale, the applicable Term Lenders shall (i) pay to Agent, for the ratable benefit of the Revolving Lenders, as the purchase price therefor the sum of the full amount (at par) of all of the Revolver Debt then outstanding and unpaid and (ii) furnish cash collateral to the Agent with respect to the outstanding Letters of Credit in an amount equal to 105% of such outstanding Letters of Credit. Such purchase price and cash collateral shall be remitted, without set-off, recoupment or counterclaim, by wire transfer of immediately available funds to Agent. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the applicable Term Lenders to Agent are received prior to 1:00 p.m. Chicago time.
     8.3.4. Nature of Sale.
     Such purchase and sale shall be expressly made without representation or warranty of any kind by Agent or any Revolving Lender as to the Revolver Debt or otherwise and without recourse to Agent or any Revolving Lender, except for several (not joint) representations and warranties of the Revolving Lenders as to the following: (i) the amount of the Revolver Debt being purchased (including as to the principal of and accrued and unpaid interest on such Revolver Debt, fees, costs and expenses thereof), (ii) that the applicable Revolving Lender owns the Revolver Debt free and clear of any liens created by it, and (iii) that the applicable Revolving Lender has the full right and power to assign its Revolver Debt and such assignment has been duly authorized by all necessary corporate action by such Revolving Lender.
     Section 9. Agent.
     9.1. Appointment; Authorization.
     (a) Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.
     (b) Issuing Lender shall act on behalf of Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. Issuing Lender shall have all of the benefits and immunities (i) provided to Agent in this Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 9, included Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

     9.2. Delegation of Duties.
          Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
     9.3. Limited Liability.
          None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate of Borrower.
     9.4. Reliance.
          Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders, Required Revolving Lenders, Required Term Lenders, or all Lenders, as applicable hereunder, as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders, Required Revolving Lenders, Required Term Lenders, or all Lenders, as applicable hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.
     9.5. Notice of Default.
          Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders. Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.
     9.6. Credit Decision.
          Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower, the Trust and the Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, the Trust and the Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, the Trust and the Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or the Trust or any Affiliate of Borrower or the Trust which may come into the possession of Agent.
     9.7. Indemnification.
          Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), based on such Lender’s Pro Rata Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.
     9.8. Agent Individually.
          Madison and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower or the Trust and any Affiliate of Borrower or the Trust as though Madison were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Madison or its Affiliates may receive information regarding Borrower and the Trust or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Person) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Madison and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Madison were not Agent, and the terms “Lender” and “Lenders” include Madison and its Affiliates, to the extent applicable, in their individual capacities.
     9.9. Successor Agent.
          Agent may resign as Agent at any time upon 30 days’ prior notice to Lenders. If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf after consulting with Lenders and (so long as no Event of Default exists) Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.
     9.10. Collateral Matters.
          Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (d)(i) or (d)(iii) of Section 7.2 (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1(b)). Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.
     9.11. Subordinated Debt.
          Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11). Each Lender further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any Subordinated Debt. Each Lender hereby authorizes Agent to issue blockages notices in connection with any Subordinated Debt at the direction of Required Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).

     9.12. Documentation and Syndication Agent.
          Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, any Documentation Agent or Syndication Agent designated by Agent and Borrower shall have no duties or responsibilities, and such Documentation Agent or Syndication Agent shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied responsibilities, duties or obligations shall be construed to exist with respect to any such Documentation Agent or Syndication Agent in this Agreement or any other Loan Document.
Section 10. Miscellaneous.
     10.1. Waiver; Amendments.
          No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Subordinated Debt) shall in any event be effective unless the same shall be in writing and approved by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall increase any Commitment (other than pursuant to the provisions of Section 2.1.3 as in effect on the date hereof), extend the date scheduled for payment of any principal of (except as set forth below) or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents or reduce the principal amount of any Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.7.1) or any fees or other amounts payable hereunder or under the other Loan Documents, without, in each case, the consent of each Lender affected thereby in addition to the approval of Required Lenders. No amendment, modification, waiver or consent shall change any of the definitions of Availability, Combined Eligible Availability, Borrowing Availability or Required Revolving Lenders without, in each case, the consent of all Revolving Lenders (and without the need for consent from any Term Lenders); provided, however, that (x) changes to the lending multiples contained in the definition of Availability may be approved with the consent of Required Revolving Lenders (instead of all Revolving Lenders) and (y) if any proposed action pursuant to this sentence would cause the amount of Borrowing Availability to be increased by more than 10% above the amount of Borrowing Availability in effect immediately prior to such proposed action, the consent of Required Term Lenders in addition to the requisite level of approval from Revolving Lenders shall be necessary in order for such proposed action to be taken. No amendment, modification, waiver or consent shall change the definition of Required Term Lenders without, in each case, the consent of all Term Lenders (and without the need for consent from any Revolving Lenders). No amendment, modification, waiver or consent shall release any party from its obligations under the Collateral Agreement or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, change any provision of this Section 10.1, amend the provisions of Section 2.12.2 or reduce the aggregate Pro Rata Share required to effect any amendment, modification, waiver or consent, without, in each case, the consent of all Lenders. The effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of (i) in the case of any such Event of Default in respect of Revolver Debt, each Revolver Lender and (ii) in the case of any such Event of Default in respect of Term Debt, each Term Lender, and the effect as an Event of Default of any other event described in Section 8 may be waived by the written concurrence of Required Lenders. No provision of Section 9 or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of Issuing Lender.
     10.2. Notices.
          Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance. Borrower and Lenders each hereby acknowledge that, from time to time, Agent may deliver information and notices to Lenders using the internet service “Intralinks”. Each of Borrower and each Lender hereby agree that Agent may, in its discretion, utilize Intralinks for such purpose.
     10.3. Computations.
          (a) Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.14 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.14 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Borrower notifies Agent that Borrower wishes to amend any covenant in Section 7.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Borrower that Required Lenders wish to amend Section 7.14 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Required Lenders. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.
          (b) For all purposes of calculating Borrowing Availability and any financial tests hereunder, (i) the results of any Outside Companies shall be excluded in their entirety and (ii) the results of any Portfolio Companies that no longer constitute Subsidiaries of Borrower as of the applicable date of measurement shall be excluded in their entirety. In addition, for purposes of calculating the financing covenants set forth in Section 7.14 at any time when the balance of the Revolving Loans is zero or the Revolving Loan Commitments have terminated, if the amount included in Consolidated EBITDA that is attributable to any one Portfolio Company, or any group of Portfolio Companies operating in the same business industry, exceeds 35%, then any such excess amounts shall be excluded from such amount of Consolidated EBITDA for purposes of such calculations of the financial covenants.
     10.4. Costs; Expenses.
          Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Agent (including Legal Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan

Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Agent and each Lender after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay, and to save Agent and Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and Lenders of their rights pursuant to Section 6.2. All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement).
     10.5. Indemnification by Borrower.
          In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Loans and Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any Subsidiary, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by Borrower or any Subsidiary or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which Borrower or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance (including without limitation the funding of extensions of credit hereunder and the subsequent utilization thereof by Borrower) or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents, termination of the Revolving Commitments and termination of this Agreement.
     10.6. Marshaling; Payments Set Aside.
          Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.
     10.7. Nonliability of Lenders.
          The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.
     10.8. Assignments; Participations.
     10.8.1. Assignments.
          (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Revolving Loan Commitments, with the prior written consent of Agent, Issuing Lender and, so long as no Event of Default exists, Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund). Except as Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund) shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the Revolving Loan Commitment or the principal amount of the Loan being assigned. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Lender to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund. Any attempted assignment not made in accordance with this Section 10.8.1 shall be treated as the sale of a participation under Section 10.8.2. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.
          (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Loan Commitments (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Loan Commitments retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

          (c) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Revolving Loan Commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.
          (d) Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such Lender which is at least 50% owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to a Approved Fund.
     10.8.2. Participations.
          Any Lender may at any time sell to one or more Persons participating interests in its Loans, Revolving Loan Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.12.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold).
     10.9. Confidentiality.
          Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by Borrower and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Loans and the Revolving Loan Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans and Revolving Loan Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Revolving Loan Commitments. Notwithstanding the foregoing, Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     10.10. Captions.
          Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     10.11. Nature of Remedies.
          All Obligations of Borrower and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     10.12. Counterparts.
          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.
     10.13. Severability.
          The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     10.14. Entire Agreement.
          This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 2.8.3) and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or Lenders.
     10.15. Successors; Assigns.
          This Agreement shall be binding upon Borrower, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, Lenders and Agent and the successors and assigns of Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.
     10.16. Governing Law.
          THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     10.17. Forum Selection; Consent to Jurisdiction.
          ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     10.18. Waiver of Jury Trial.
          EACH OF BORROWER, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     10.19. USA PATRIOT Act Notification.
          Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Administrative Agent or such Lender, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.
[signature pages follow]

          The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
[See signature blocks to Third Amendment to Credit
Agreement, to which this document is attached]

ANNEX I
Commitments and Pro Rata Shares

			Term Loan
	Revolving Loan		Commitment
Lender	Commitment Amount	Pro Rata Share	Amount	Pro Rata Share
Madison Capital Funding LLC	$20,000,000	6.2%	$138,070,000	92.0%
First Tennessee Bank National Association	$15,000,000	4.6%	$0	0%
Allied Irish Banks, P.L.C.	$10,000,000	3.1%	$0	0%
Fifth Third Bank	$45,000,000	13.8%	$0	0%
Allied Capital Corporation	$25,000,000	7.7%	$0	0%
Golub Capital Master Funding LLC	$10,000,000	3.1%	$0	0%
The Prudential Insurance Company of America	$35,000,000	10.8%	$0	0%
The CIT Group/Business Credit, Inc.	$25,000,000	7.5%	$0	0%
U.S. Bank National Association	$35,000,000	10.8%	$0	0%
SunTrust Bank	$25,000,000	7.7%	$0	0%
Branch Banking and Trust Company	$25,000,000	7.7%	$0	0%

I-1

			Term Loan
	Revolving Loan		Commitment
Lender	Commitment Amount	Pro Rata Share	Amount	Pro Rata Share
The PrivateBank and Trust Company	$20,000,000	6.2%	$0	0%
CITIBANK, N.A.	$15,000,000	4.6%	$0	0%
HSBC Bank USA, National Association	$10,000,000	3.1%	$0	0%
GoldenTree Capital Opportunities, L.P.	$0	0%	$5,020,000	3.3%
GoldenTree Capital Solutions Fund Financing	$0	0%	$6,910,000	4.6%
NewStar CP Funding LLC	$10,000,000	3.1%	$0	0%

TOTALS	$325,000,000	100%	$150,000,000	100%

I-2

Annex II
Addresses

Compass Group Diversified Holdings LLC
61 Wilton Road
2nd Floor
Westport, Connecticut 06880
Attention:	Chief Financial Officer
Telecopy:	(203) 221-8253

Madison Capital Funding LLC,
as Agent and a Lender

Address for Notices:

30 South Wacker Drive
Suite 3700
Chicago, Illinois 60606
Attention:	Account Manager for Compass Group
Telephone:	(312) 596-6900
Telecopy:	(312) 596-6950

Address for Payments:

Bank:	JPMorgan Chase Bank, N.A.
ABA #:	021000021
Account #:	304938610
Reference:	Madison Capital Funding LLC
Address:	New York, NY

First Tennessee Bank National Association, as a Lender

Address for Notices:

301 N. Main Street, Suite 2010
Winston-Salem, NC 27101
Attention:	Alex Turner
Telephone:	(336) 725-3132
Telecopy:	(336) 703-9784

Address for Payments:

Bank:	First Tennessee Bank, NA, Memphis, TN
ABA #:	084000026
Account Name:	Bank Secrecy
Account #:	114174 3645
Reference:	Compass Group Diversified Holdings LLC
Attn: Helen Lowder @ 336-725-3156

Allied Irish Banks, P.L.C.,
as a Lender

Address for Notices:
405 Park Avenue
4th Floor
New York, NY 10022
Attention:	Joanne Gibson
Telephone:	(212) 515-6778
Telecopy:	(212) 339-8325

Address for Payments:

Bank:	JP Morgan Chase, New York
ABA #:	021000021
Swift:	CHAS US33
Account Name:	AIB Global Treasury
Account #:	001 1 907599
Reference:	CBNA Leverage Team (Compass Group Diversified Holdings LLC)

Fifth Third Bank,
as a Lender

Address for Notices:
222 South Riverside Plaza
Suite 3300

Chicago, IL 60606
Attention:	Philip Renwick
Telephone:	(312) 704-7349
Telecopy:	(312) 704-4374

Address for Payments:

Bank:	Fifth Third Bank
ABA #:	042000314
Account Name:	Commercial Loan Wires
Account #:	89922553
Reference:	Compass Group Diversified Holdings LLC

Allied Capital Corporation,
as a Lender

Address for Notices:

520 Madison Avenue
New York NY 10022
Attention:	Eric Groberg
Telephone:	(212) 822-7846
Telecopy:	(212) 822-7851

Address for Payments:

Bank:	Bank of America
ABA #:	026-009-593
Account #:	003931037398
Reference:	Allied Capital Depository Clearing

Golub Capital Master Funding LLC,
as a Lender

Address for Notices:

551 Madison Avenue
6th Floor
New York, NY 10022
Attention:	Greg Robbins
Telephone:	(212) 660-7274
Telecopy:	(212) 750-5505

Address for Payments:

Bank:	U.S. Bank N.A., Boston, MA
ABA #:	091-000-022

For Credit to:	Golub Capital Master Funding LLC
Account #:	1047-9006-3846
Reference:	Compass

The Prudential Insurance Company of America,
as a Lender

Address for Notices:

1114 Avenue of the Americas
30th Floor
New York, New York 10036
Attention:	Yvonne Guajardo
Telephone:	(212) 626-2050
Telecopy:	(212) 626-2077

Address for Payments:

Bank:	JPMorgan Chase Bank
ABA #:	021000021
Account #:	P86188
Reference:	Prudential Managed
Address:	New York, New York

The CIT Group/Business Credit, Inc.,
as a Lender

Address for Notices:
900 Ashwood Parkway
Suite 610
Atlanta, Georgia 30338
Attention:	Ken Butler
Telephone:	(770) 522-7685
Telecopy:	(770) 522-7673

Address for Payments:
Bank:	JPMorgan Chase Bank
ABA #:	021000021
Account #:	144064425
Reference:	Compass Diversified Holdings LLC
Address:	New York, New York

U.S. Bank National Association,
as a Lender

Address for Notices:

1420 Fifth Avenue
7th Floor
Seattle, Washington 98101
Attention:	Jason C. Nadler
Telephone:	(206) 587-5266
Telecopy:	(206) 344-3646

Address for Payments:

Bank:	U.S. Bank National Association
ABA #:	081000210
Account #:	00018641540800
Reference:	CODI

SunTrust Bank,
as a Lender

Address for Notices:

303 Peachtree Street
10th Floor
Atlanta, GA 30308
Attention:	Van Knick
Telephone:	(404) 813-0223
Telecopy:	(404) 588-8505

Address for Payments:

Bank:	SunTrust Bank, Atlanta, GA
ABA #:	061000104
Account Name:	Wire Clearing General
Account #:	9088000112
Reference:	Compass Group Diversified Holdings LLC
Attn:	Suzie Tyler

Branch Banking and Trust Company,
as a Lender

Address for Notices:

200 West 2nd Street
16th Floor
Winston Salem, NC 27101
Attention:	Greg Drabik
Telephone:	(336) 733-2730
Telecopy:	(336) 733-2740

Address for Payments:

Bank:	Branch Banking and Trust Company, Wilson, NC
ABA #:	053101121
Account Name:	Compass Group Diversified Holdings LLC
Account #:	4990024761
Reference:	Compass Group Diversified Holdings LLC
Attn: Beth Cook

The PrivateBank and Trust Company,
as a Lender

Address for Notices:

70 West Madison, Suite 200
Chicago, IL 60602
Attention:	Sam L. Dendrinos
Telephone:	(312) 564-1231
Telecopy:	(312) 576-7504

Address for Payments:

Bank:	The PrivateBank and Trust Company
ABA #:	071006486
Account #:
Reference:	Compass Diversified Holdings

CITIBANK, N.A.,
as a Lender

Address for Notices:
390 Greenwich Street
1st Floor
New York, NY 10013
Attention:	Carl Cho
Telephone:	(213) 723-9295
Telecopy:

Address for Payments:

Bank:	CitiBank North American
ABA #:	021000089
Account Name:	PMM Houston
Account #:	39041387
Reference:	Compass Group
Attn:	Theresa Mistretta

HSBC Bank USA, National Association,
as a Lender

Address for Notices:

8 Sound Shore Drive
Greenwich, CT 06830
Attention:	Melinda A. White
Telephone:	(203) 863-5447
Telecopy:	(203) 863-5459

Address for Payments:

Bank:	HSBC Bank USA, NA, New York, NY
ABA #:	021001088
Account Name:	Syndication
Account #:	01-940503
Reference:	Compass Group Diversified Holdings LLC

GoldenTree Capital Opportunities, L.P.,
as a Lender

Address for Notices:

300 Park Avenue
21st Floor
New York, NY 10022
Attention:
Telephone:
Telecopy:

Address for Payments:

Bank:	The Bank of New York, Houston, TX 77002
ABA #:	021-000-018
Account Name:	The Bank of New York
Account #:	211551
Sub-Account Name:	GoldenTree Capital Opportunities
Sub-Account #:	774605
Reference:	Compass Group Diversified Holdings LLC

Attn: Joanna Willars

GoldenTree Capital Solutions Fund Financing,
as a Lender

Address for Notices:

300 Park Avenue

21st Floor
New York, NY 10022
Attention:
Telephone:
Telecopy:

Address for Payments:

Bank:	The Bank of New York, Houston, TX 77002
ABA #:	021-000-018
Account Name:	The Bank of New York
Account #:	GLA211551
Sub-Account Name:	GoldenTree Capital Solutions Fund Financing
Sub-Account #:	774491
Reference:	Compass Group Diversified Holdings LLC
Attn: Bobbi Pfleger

NewStar CP Funding LLC,
as a Lender

Address for Notices:

500 Boylston Street
Suite 1600
Boston, MA 02116
Attention:	Bill Latham
Telephone:	(617) 848-2500
Telecopy:	(214) 291-4349

Address for Payments:

Bank:	Wachovia Bank, N.A., Charlotte, NC
ABA #:	031-201-467
Account Name:	NewStar Concentration LLC
Account #:	200032625215
Reference:	Compass Group Diversified Holdings LLC

Annex III
Conditions Precedent to Permitted Eligible Acquisitions
          (1) Agent and Lenders shall receive not less than fifteen Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition, and shall receive not less than 5 Business Days’ prior to the consummation of such Acquisition substantially final versions of the primary acquisition documents (including the purchase agreement and any Intercompany Debt Documents) to be executed in connection with such Acquisition;
          (2) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
          (3) no Default or Event of Default is in existence or would occur after giving effect to such Acquisition;
          (4) (i) Agent shall have received an updated Availability Certificate prepared on a pro forma basis after giving effect to the consummation of the Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, and (ii) Borrowing Availability immediately after consummation of the Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, shall be an amount equal to or greater than the product of (x) Consolidated EBITDA for the twelve month period ending on the last day of the most recently ended month for which financial statements have been delivered to Agent in accordance with the provisions of this Agreement (calculated on a pro forma basis after giving effect to the Pro Forma EBITDA of the Target) times (y) 0.25;
          (5) after giving effect to such Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 7.14 recomputed for the most recent Computation Period of Borrower for which information is available regarding the business being acquired;
          (6) such Acquisition shall only involve a Target organized within the United States or Canada (excluding the province of Quebec) and/or business and assets located in the United States or Canada (excluding the province of Quebec); provided, that (i) with respect to any such Target, business or assets located in Canada (excluding the province of Quebec), Agent shall be reasonably satisfied that the Liens granted by such Target, or in such business or assets, as applicable, in satisfaction of the requirements of clause (14) below, are valid and enforceable in all respects and (ii) the provisions of this paragraph shall not apply to add-on Acquisitions of Targets and/or businesses and assets outside of the United States or Canada (excluding the province of Quebec) so long as Agent has received financial data that is reasonably acceptable to Agent which demonstrates that, after giving effect to any such add-on Acquisition, no more than 10% of the aggregate amount of Existing Portfolio Company EBITDA or New Portfolio Company EBITDA (as applicable) of such Portfolio Company is attributable to Subsidiaries, businesses and assets outside of the United States and Canada (excluding the province of Quebec);
          (7) the business of the Target would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Acquisition;
          (8) Agent and Lenders shall have received (w) a general description of (i) the Target’s business, (ii) the Target’s competitive position within the Target’s industry, (iii) material

III-1

agreements binding upon the Target or any of its personal or real property and, if requested by Agent, copies of such material agreements and (iv) pending material litigation involving the Target; (x) background checks with respect to the management of the Target, (y) environmental reports and related information regarding any property owned, leased or otherwise used by the Target; and (z) any other material due diligence information or investigation with respect to the Target that is reasonably required by Agent, which, in the case of the foregoing clauses (x) and (y), shall be prepared by Acceptable Professionals and in form and substance reasonably satisfying Agent that no Material Adverse Effect would be caused by, or would exist after giving effect to, the proposed Acquisition;
          (9) with respect to any Acquisition that is an add-on acquisition by a Portfolio Company, the Target in such Acquisition shall comprise a business of the type engaged in by such acquiring Portfolio Company;
          (10) Agent and Lenders shall have received a financial due diligence report with respect to the Target from an Approved Professional, inclusive of a quality of earnings assessment and a calculation of the Pro Forma EBITDA for the Target;
          (11) the Target must have had a positive Pro Forma EBITDA on a cumulative basis for the immediately preceding four fiscal quarters;
          (12) Agent and Lenders shall receive evidence that the Target has in place, with financially sound and reputable insurers, public liability, property damage and business interruption insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in commercial reasonable amounts;
          (13) the acquisition documents governing such Acquisition shall permit the collateral assignment by Borrower of its rights under such acquisition documents to Agent as security for the Obligations and for Agent’s reliance on any legal opinions rendered in connection with such Acquisition, and Borrower shall have executed and delivered to Agent a collateral assignment of its rights under such acquisition documents to Agent that is reasonably satisfactory to Agent in form and content;
          (14) there shall be no Debt incurred or assumed in connection with such Acquisition other than Revolving Loans funded to Borrower under this Agreement, Qualified Intercompany Debt incurred by the applicable Target and Indebtedness permitted under Section 7.1(b);
          (15) to the extent that any investments of Qualified Intercompany Debt are made in the Target in connection with such Acquisition, (i) such Debt shall be evidenced by Qualified Intercompany Debt Documents pursuant to which, among other things, a perfected, first-priority Lien has been granted to Borrower in substantially all of the assets of and equity interests in such Target (regardless of where such Target is organized) in accordance with the definition of the term Qualified Intercompany Debt Documents; and (ii) Agent shall have received projections and other financial data reasonably acceptable to Agent which demonstrates that, after giving effect to such Debt investments, (x) such Target is Solvent and (y) the Portfolio Company Leverage Ratio for such Target would not be greater than 5.00;
          (16) all material consents necessary for such Acquisition (including such consents as the Agent deems reasonably necessary) have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and applicable law; and

III-2

          (17) promptly after obtaining knowledge thereof, Borrower shall provide notice of any material change to any of the documents or information previously provided pursuant to clauses (1) through (16) above.

III-3

Annex IV
Conditions Precedent to Permitted Ineligible Acquisitions
          (1) Agent and Lenders shall receive not less than fifteen Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition, and shall receive not less than 5 Business Days’ prior to the consummation of such Acquisition substantially final versions of the primary acquisition documents (including the purchase agreement and any Intercompany Debt Documents) to be executed in connection with such Acquisition;
          (2) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
          (3) no Default or Event of Default is in existence or would occur after giving effect to such Acquisition;
          (4) (i) Agent shall have received an updated Availability Certificate prepared on a pro forma basis after giving effect to the consummation of the Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, and (ii) Borrowing Availability immediately after consummation of the Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, shall be an amount equal to or greater than the product of (x) Consolidated EBITDA for the twelve month period ending on the last day of the most recently ended month for which financial statements have been delivered to Agent in accordance with the provisions of this Agreement (calculated on a pro forma basis after giving effect to the Pro Forma EBITDA of the Target) times (y) 0.25;
          (5) after giving effect to such Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 7.14 recomputed for the most recent Computation Period of Borrower for which information is available regarding the business being acquired;
          (6) the business of the Target would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Acquisition;
          (7) Agent and Lenders shall have received (w) a general description of (i) the Target’s business, (ii) the Target’s competitive position within the Target’s industry, (iii) material agreements binding upon the Target or any of its personal or real property and, if requested by Agent, copies of such material agreements and (iv) pending material litigation involving the Target; (x) background checks with respect to the management of the Target, (y) environmental reports and related information regarding any property owned, leased or otherwise used by the Target; and (z) any other material due diligence information or investigation with respect to the Target that is reasonably required by Agent, which, in the case of the foregoing clauses (x) and (y), shall be prepared by Acceptable Professionals;
          (8) Agent and Lenders shall have received a financial due diligence report with respect to the Target from an Approved Professional, inclusive of a quality of earnings assessment and a calculation of the Pro Forma EBITDA for the Target;

IV-1

          (9) the acquisition documents governing such Acquisition, and the loan documents governing any Debt investments made by Borrower in the applicable Target, shall permit the collateral assignment by Borrower of its rights under such acquisition documents to Agent as security for the Obligations, and for Agent’s reliance on any legal opinions rendered in connection with such Acquisition, and Borrower shall have executed and delivered to Agent a collateral assignment of its rights under such documents to Agent that is reasonably satisfactory to Agent in form and content;
          (10) all material consents necessary for such Acquisition (including such consents as the Agent deems reasonably necessary) have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and applicable law; and
          (11) promptly after obtaining knowledge thereof, Borrower shall provide notice of any material change to any of the documents or information previously provided pursuant to clauses (1) through (10) above.

IV-2

Exhibit A
Form of Assignment Agreement
          This Assignment Agreement (this “Assignment Agreement”) is entered into as of ________ by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of November 21, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Compass Diversified Holdings LLC, a Delaware limited liability company (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
Assignor and Assignee agree as follows:
1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.
2. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Person or the performance or observance by Borrower or any other Person of its Obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.
3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.
5. Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.
6. Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.
7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
8. This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment. Receipt by telecopy of any executed signature page to this Assignment shall constitute effective delivery of such signature page.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:

Title:

ASSIGNEE:

By:

Title:

[Consented to:

[Madison Capital Funding LLC, as Agent

By:

Title: ]

[[Compass Group Diversified Holdings LLC]

By:

Title: ]

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Credit Agreement dated as of November 21, 2006 among Compass Group Diversified Holdings LLC, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent
Interests Assigned:

	Revolving Loan Commitment	Term Loan Commitment
Commitment/Loan

Assignor Amounts	$	$

Amounts Assigned	$	$

Assignee Amounts (post-assignment)	$	$

Assignee Information:

Address for Notices:

Attention:

Telephone:

Telecopy:

Address for Payments:

Bank:

ABA #:

Account #:

Reference:

Exhibit B
Form of Compliance Certificate
          Please refer to the Credit Agreement dated as of November 21, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Borrower”), the financial institutions party thereto and Madison Capital Funding LLC, as Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
          [Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Borrower as at                      (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]
          Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the [Computation Date] [date hereof, after giving pro forma effect to the Acquisition (and related Loans) pursuant to which this certificate is delivered].
          Borrower further certifies that no Event of Default or Default has occurred and is continuing.
          Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                     .

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Title:

Schedule to Compliance Certificate
Dated as of

A.	Section 7.14.1 — Minimum Fixed Charge Coverage Ratio

	1.	Consolidated EBITDA (per calculation below)	$

	2.	Income taxes and tax distributions paid	$

	3.	Capital Expenditures	$

	4.	Management Fees paid in cash	$

	5.	Borrower Expenses	$

	6.	Sum of (2), (3), (4) and (5)	$

	7.	Remainder of (1) minus (6)	$

	8.	Interest Expense accrued for such period and paid or payable in cash (excluding interest on Qualified Intercompany Debt and interest paid in kind)	$

	9.	Required payments of principal of Debt (excluding Revolving Loans and excluding required payments of principal in respect of Qualified Intercompany Debt))	$

	10.	Sum of (8) and (9)	$

	11.	Ratio of (7) to (10)	to 1

	12.	Minimum Required	1.50 to 1

B.	Section 7.14.2 — Minimum Interest Coverage Ratio

	1.	Consolidated EBITDA (per calculation below)	$

	2.	Management Fees paid in cash	$

	3.	Borrower Expenses	$

	4.	Sum of (2) and (3)	$

	5.	Remainder of (1) minus (4)	$

	6.	Interest Expense accrued for such period and paid or payable in cash (excluding interest on Qualified Intercompany Debt and interest paid in kind)	$

	7.	Ratio of (5) to (6)	to 1

	8.	Minimum required	2.75 to 1

C.	Section 7.14.4 — Maximum Total Debt to Consolidated EBITDA Ratio

	1.	Total Debt (excluding principal balance of Qualified Intercompany Debt)	$

	2.	Consolidated EBITDA (per calculation below)	$

	3.	Ratio of (1) to (2)	to 1

	4.	Maximum allowed	3.50 to 1

Existing Portfolio Company EBITDA for each Existing Portfolio Company

1.	Consolidated Net Income for such Existing Portfolio Company		$

2.	Plus:	Interest Expense	$
		income tax expense	$
		depreciation	$
		amortization	$
		Management Fees satisfied by or otherwise allocable to such Existing Portfolio Company	$

		Non-cash charges reflecting in-process research and development	$
		Expense due to forgiveness of non-cash loans to management	$
		Other non-cash expenses (or less gains or income) for which no cash outlay (or receipt) is foreseeable	$

For periods prior to the acquisition of such Portfolio Company:

Pro Forma EBITDA for such Portfolio Company			$
New Portfolio Company EBITDA for each New Portfolio Company

For periods after the acquisition of such New Portfolio Company:

1.	Consolidated Net Income for such New Portfolio Company		$

2.	Plus:	Interest Expense	$
		income tax expense	$
		depreciation	$
		amortization	$
		Management Fees satisfied by or otherwise allocable to such New Portfolio Company	$
		Non-cash charges reflecting in-process research and development	$
		Expense due to forgiveness of non-cash loans to management	$

Other non-cash expenses (or less gains or income) for which no cash outlay (or receipt) is foreseeable	$

For periods prior to the acquisition of such Portfolio Company:

Pro Forma EBITDA for such Portfolio Company	$

Calculation of Consolidated EBITDA

1.	The combined total of the Existing Portfolio Company EBITDA for each Existing Portfolio Company	$

2.	The combined total of the New Portfolio Company EBITDA for each New Portfolio Company	$

3.	Sum of (1) and (2)	$

4.	Minority Income	$

5.	Consolidated EBITDA (remainder of (3) minus (4))	$

Exhibit C
Form of Availability Certificate
          Please refer to the Credit Agreement dated as of November 21, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
          Borrower hereby certifies and warrants that at the close of business on                      (the “Calculation Date”), Borrowing Availability was $                    , computed as set forth on the schedule attached hereto.
          Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                     .

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Title:

Schedule to Availability Certificate
Dated as of
Availability for each Existing Portfolio Company

1.	Existing Portfolio Company EBITDA	$

2.	Item 1 multiplied by 2.50	$

3.	Principal balance of Qualified Intercompany Debt	$

4.	Ratio of principal balance of Qualified Intercompany Debt over Existing Portfolio Company EBITDA

5.	3.0 minus Item 4

6.	Compass-Owned EBITDA with respect to such Existing Portfolio Company	$

7.	Product of Item 5 and Item 6	$

8.	Sum of Item 3 plus Item 7	$

9.	Least of (a) Item 2, (b) Item 8 and (c) 0, if such Existing Portfolio Company is a Disqualified Portfolio Company	$

10.	Availability for such Existing Portfolio Company	$
Availability for each New Portfolio Company

1.	New Portfolio Company EBITDA	$

2.	Item 1 multiplied by 1.50	$

3.	Principal balance of Qualified Intercompany Debt	$

4.	Ratio of principal balance of Qualified Intercompany Debt over New Portfolio Company EBITDA	$

5.	1.5 minus Item 4	$

6.	Compass — Owned EBITDA with respect to such New Portfolio Company	$

7.	Product of Item 5 and 6	$

8.	Sum of Item 3 plus Item 7	$

9.	Least of (a) Item 2, (b) Item 8 and (c) 0, if such New Portfolio Company is a Disqualified Portfolio Company	$

10.	Availability for such New Portfolio Company	$

Borrowing Availability

1.	Combined total of the Availability for each Existing Portfolio Company	$

2.	Combined total of the Availability for each New Portfolio Company	$

3.	Item 1 plus Item 2	$

4.	Aggregate principal balance of Qualified Intercompany Debt	$

5.	Lesser of Item 3 and Item 4	$

6.
Excluded amounts where the aggregate amount of the Combined Eligible Availability attributable to any one Portfolio Company, or any group of Portfolio Companies operating in the same business industry, exceeds 35%, to the extent of any such excess amounts
$

7.	Combined Eligible Availability [Item 5 minus Item 6]	$

8.	Total Debt (excluding Revolving Outstandings and the Term Loan)	$

9.	Combined Eligible Availability minus Total Debt (excluding Revolving Outstandings and the Term Loan) [Item 7 minus Item 8]	$

10.	Borrowing Availability [Lesser of Item 9 and Revolving Loan Commitments]	$

11.	Revolving Outstandings	$

12.	Net Availability [Excess of Item 10 over Item 11]	$

13.	Required Prepayment [Excess of Item 11 over Item 10]	$

Exhibit D
Form of Note

$	Chicago, Illinois

          The undersigned (“Borrower”), for value received, promises to pay to the order of ___(“Lender”) at the principal office of Madison Capital Funding LLC (the “Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to Borrower by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.
          Borrower further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
          This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of November 21, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among Borrower, the financial institutions (including Lender) party thereto from time to time and Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.
          This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Title:

D-1

Exhibit E
Form of Notice of Borrowing
          Please refer to the Credit Agreement dated as of November 21, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.2 of the Credit Agreement. Borrower hereby requests a borrowing under the Credit Agreement as follows:
          The aggregate amount of the proposed borrowing is $___. The requested borrowing date for the proposed borrowing (which is a Business Day) is ___, ___. The Revolving Loans comprising the proposed Borrowing are [Base Rate] [LIBOR] Loans. The duration of the Interest Period for each LIBOR Loan made as part of the proposed Borrowing, if applicable, is ___months (which shall be 1, 2, 3 or 6 [or, with each Lender’s consent, 9 or 12 months)].
          Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on ___.

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Title:

E-1

Exhibit F
Form of Notice of Conversion/Continuation
          Please refer to the Credit Agreement, dated as of November 21, 2006 as amended or otherwise modified from time to time, the “Credit Agreement”), among the undersigned (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. This notice is given pursuant to Section 2.2.3 of the Credit Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. Borrower hereby requests a [conversion][continuation] of Loans as follows:
          The date of the proposed [conversion] [continuation] is ___, ___(which shall be a Business Day). The aggregate amount of the Loans proposed to be [converted] [continued] is $___. [Specify which part is to be converted and which part is to be continued, if appropriate.] The Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [LIBOR Loans]. The duration of the requested Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation] is ___months (which shall be 1, 2, 3 or 6 [or, with each Lender’s consent, 9 or 12 months)].
          Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on ___.

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Title:

F-1

Exhibit G
Form of Excess Cash Flow Certificate
Date: ___, 200_
          Please refer to the Credit Agreement dated as of November 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (together with its respective successors and assigns, the “Borrower”), the financial institutions party thereto, as Lenders, and Madison Capital Funding LLC, as Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
          The officer executing this Certificate is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate such officer hereby certifies to Agent and Lenders that:
          (a) set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the year ended December 31, 20___and a correct calculation of the required prepayment of
$___;
          (b) Schedule 1 attached hereto is based on the audited financial statements which have been delivered to Agent in accordance with Section 6.1.1 of the Credit Agreement.
          IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by its chief financial officer this ___day of ___, 200_.

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Title:

Schedule 1
to
Excess Cash Flow Certificate
     Excess Cash Flow is defined as follows:

EBITDA (from applicable attachment to Exhibit B)	$
Plus: Decrease in Adjusted Working Capital	$
Less: Scheduled principal payments made with respect to Term Loan	$
Voluntary principal payments made with respect to Term Loan	$

F-2

Cash payments (not financed by Debt) made with respect to Capital	$
Expenditures permitted by Credit Agreement
Federal, state, local and foreign income taxes paid in cash	$
Increase in Adjusted Working Capital	$
Interest Expense paid in cash	$
Management Fees paid in cash to the extent permitted under Section 7.4	$

Excess Cash Flow	$
Total Debt to EBITDA Ratio (from item C(3) of Exhibit B)		: 1
Prepayment percent		%
Prepayment amount	$
     Decrease (increase) in Adjusted Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

	Beg. of Period	End of Period

Consolidated current assets:	$	$

Less: cash

cash equivalents

Adjusted current assets	$	$

Consolidated current liabilities:	$	$

Less: short-term Debt (including current portion of long-term Debt)

Adjusted current liabilities	$	$

Adjusted Working Capital (adjusted consolidated current assets minus adjusted consolidated current liabilities)	$	$

Decrease (Increase) in Adjusted Working Capital (beginning of period minus end of period Adjusted Working Capital)		$

F-3